Exhibit 99.1

Excerpts from Tronox Incorporated’s confidential preliminary offering memorandum dated March 27, 2017.

This offering memorandum contains certain financial measures, in particular the presentation of earnings before interest, tax, depreciation and amortization (EBITDA) and Adjusted EBITDA, which are not presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP).We are presenting these non-U.S. GAAP financial measures because we believe they provide us and recipients of this offering memorandum with additional insight into our operational performance. We do not intend for these non-U.S. GAAP financial measures to be a substitute for any U.S. GAAP financial information. Readers of these statements should use these non-U.S. GAAP financial measures only in conjunction with the comparable U.S. GAAP financial measures. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is also provided herein. EBITDA and Adjusted EBITDA, which are used by management to measure performance, are not presented in accordance with U.S. GAAP. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. Since other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA and Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth summary historical and pro forma financial data as of the dates and for the periods indicated. The statement of operations and balance sheet data for Holdings as of and for the years ended December 31, 2017 and 2016 has been derived from Holdings’ audited consolidated financial statements appearing in Holdings’ Annual Report on Form 10-K for year ended December 31, 2017, incorporated by reference in this offering memorandum. The statement of operations and balance sheet data for Cristal as of and for the years ended December 31, 2017 and 2016 have been derived from Cristal’s audited consolidated financial statements, included in this offering memorandum.

The summary historical financial data of Cristal as of December 31, 2017 and for the year ended December 31, 2017 was prepared in accordance with IFRS. The summary historical financial data of Cristal as of December 31, 2016 and for the year ended December 31, 2016 was prepared in accordance with both IFRS and Saudi GAAP, and differences between these are presented in note 7 to Cristal’s audited consolidated financial statements for the year ended December 31, 2017 included in this offering memorandum. In connection with the preparation of the summary unaudited Pro Forma As Adjusted condensed combined statement of operations data, the summary historical financial data of Cristal for the year ended December 31, 2017 was converted from IFRS to U.S. GAAP.

On March 21, 2018, Tronox LLC, an indirect wholly owned subsidiary of the Company, entered into a definitive agreement (the “EMD Agreement”), pursuant to which EMD Acquisition LLC agreed to acquire certain of the assets of the Tronox Electrolytic Operations based in Henderson, Nevada (the “Henderson Electrolytic Operations”) for $13 million in cash, subject to certain working capital adjustments (the “EMD Transaction”).

As a result of the approval of the EMD Transaction and its entry into the EMD Agreement, we expect to record a pre-tax impairment charge and write-down in the quarter ending March 31, 2018 in the range of $25 million to $30 million. The following summary historical and pro forma financial data as of the dates and for the periods indicated does not present the impact of the above transaction.

As Adjusted figures represent the summary historical financial data of Holdings as adjusted to give effect to the Refinancing Transactions as if they had been completed on January 1, 2017 in the case of summary statement of operations data, and adjusted to give effect to the Refinancing Transactions as if they had been completed on December 31, 2017 in the case of summary balance sheet data. These are presented in the third column of the table below.

Holdings’ summary unaudited Pro Forma Combined As Adjusted condensed combined statement of operations data for the year ended December 31, 2017 is presented in U.S. GAAP as if the Transactions (including the ABL Drawdown) had been completed on January 1, 2017. Holdings’ summary unaudited Pro Forma As Adjusted condensed combined balance sheet data as of December 31, 2017 is presented as if the Transactions (including the ABL Drawdown) had been completed on December 31, 2017. These are presented in the last column of the table below.

This information should be read in conjunction with (i) the audited consolidated financial statements and related notes of Holdings for fiscal year ended December 31, 2017 appearing in Holdings’ Annual Report on Form 10-K for year ended December 31, 2017, which (except for certain portions thereof) is incorporated by reference into this offering memorandum, (ii) the audited consolidated financial statements of Cristal as of and for year ended December 31, 2017 included in this offering memorandum, and (iii) the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this offering memorandum.

Summary Consolidated Historical Financial and Pro Forma Financial Data of Tronox and Cristal
(Millions of U.S. Dollars)

	Tronox			Cristal			Tronox
	Year Ended December 31, 2017	Year Ended December 31, 2016	As Adjusted Year Ended December 31, 2017(1)	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2016	Pro Forma Combined As Adjusted Year Ended December 31, 2017(2)
	(U.S. GAAP)	(U.S. GAAP)	(U.S. GAAP)	(IFRS)	(IFRS)	(Saudi GAAP)	(U.S. GAAP)
Statement of Operations Data:
Net sales	$1,698	$1,309	$1,698	$2,143	$1,735	$1,737	$3,783
Cost of goods sold	1,310	1,175	1,310	1,629	1,584	1,586	2,984
Gross profit	388	134	388	514	151	151	799
Selling, general and administrative expenses	(251)	(189)	(251)	(303)	(251)	(257)	(353)
Restructuring income (expense)	1	(1)	1	—	—	—	(1)
Impairment of assets	—	—	—	(31)	(3)	(3)	(23)
Income (loss) from operations	138	(56)	138	180	(103)	(109)	422
Interest and debt expense, net	(188)	(185)	(180)	(97)	(72)	(68)	(202)
Gain (loss) on extinguishment of debt	(28)	4	(28)	—	—	—	(28)
Other income (expense), net	(9)	(27)	(9)	(16)	(13)	(10)	8
Income (loss) from continuing operations before income taxes	(87)	(264)	(79)	67	(188)	(187)	200
Income tax (provision) benefit(3)	(6)	125	(6)	25	(3)	(3)	10
Net income (loss) from continuing operations	$(93)	$(139)	$(85)	$92	$(191)	$(190)	$210
Net income (loss) from discontinued operations, net of tax	(179)	79	(179)	—	—	—
Net income (loss)	(272)	60	(264)	92	(191)	(190)
Net income (loss) attributable to noncontrolling interest	13	1	13	7	7	7
Net income (loss) attributable to company(4)	$(285)	$(61)	$(277)	$85	$(198)	$(197)

Balance Sheet Data (continuing operations):
Working capital	$2,291	$614	$2,292	$742	$558	$570	$1,278
Total assets continuing operations	$4,864	$3,293	$4,865	$3,799	$3,636	$3,753	$6,372
Total debt, net	$3,147	$3,054	$3,178	$1,818	$1,931	$1,942	$3,329
Total equity	$1,015	$1,153	$976	$835	$626	$932	$1,683
Total assets discontinued operations	—	$1,671	—	—	—	—	—
Supplemental Information (continuing operations):
Depreciation, depletion and amortization expense	$182	$177	$182	$169	$176	$174	$342
Capital expenditures	$91	$86	$91	$130	$108	$107	$218
(1)	As Adjusted figures represent the summary historical financial data of Holdings as adjusted to give effect to the Refinancing Transactions as if they had been completed on January 1, 2017 in the case of summary statement of operations data, and adjusted to give effect to the Refinancing Transactions as if they had been completed on December 31, 2017 in the case of summary balance sheet data.
(2)	Pro Forma Combined As Adjusted figures represent the summary historical financial data of Holdings as adjusted to give effect to the Transactions (including the ABL Drawdown) as if they had completed on January 1, 2017 in the case of the summary statement of operations, and adjusted to give effect to the Transactions (including the ABL Drawdown) as if they had been completed on December 31, 2017 in the case of the summary balance sheet data.

(3)	During the fourth quarter of 2016, Holdings implemented various steps of a corporate reorganization plan to simplify its corporate structure and thereby improve operational, administrative, and commercial synergies within each of its operating segments (the “Corporate Reorganization”). As a result of this Corporate Reorganization, Holdings reduced its cross jurisdictional financing arrangements and consequently reversed the deferred tax assets related to intercompany interest deductions. The related withholding tax amounts were also reversed as a result of the Corporate Reorganization. Additionally, Holdings reduced its deferred tax assets related to loss carryforwards which will no longer be available to utilize. The changes to deferred taxes are offset by valuation allowances and result in no impact to the consolidated provision for income taxes for the year ended December 31, 2016. The impact on the income tax provision for the year ended December 31, 2016 was a tax benefit of $107 million, reflecting a net reduction in withholding tax accruals of $110 million, offset by a foreign currency loss of $3 million.
(4)	Net income (loss) attributable to company refers, in the case of Holdings and pro forma data, to Holdings and in the case of Cristal, to Cristal, as applicable.

Other Financial and Pro Forma Data

The following represents the assumed financing structure for the Cristal Acquisition. It does not give effect to the Refinancing Transactions. No revisions to this financial information have been made to account for the Refinancing Transactions (or any component thereof) as described herein. You should read such unaudited pro forma condensed combined financial data in conjunction with the “Capitalization” section of this offering memorandum.

Pro Forma Combined Adjusted EBITDA

	Year Ended December 31, 2017	Year Ended December 31, 2016
Tronox
Net income (loss)	(272)	(60)
Income (loss) from continuing operations, net of tax	(179)	79
Net income (loss) from continuing operations	$(93)	$(139)
Interest and debt expense, net	188	185
Interest income	(10)	(3)
Income tax provision (benefit)	6	(125)
Depreciation, depletion and amortization expense	182	177
EBITDA	273	95
Share-based compensation(a)	31	24
Restructuring (income) expense(b)	(1)	1
Foreign currency remeasurement(c)	25	32
Transaction costs(d)	48	—
Other items(e)	16	18
(Gain) loss on extinguishment of debt(f)	28	(4)
Adjusted EBITDA(g)	$420	$166

	Year Ended December 31, 2017	Year Ended December 31, 2016
Cristal
Net income (loss)(h)	$124	$(186)
Interest and debt expense, net	97	68
Income tax provision (benefit)(i)	(25)	3
Depreciation, depletion and amortization expense(i)	169	174
U.S. GAAP Adjustments(j)	10	(1)
EBITDA	375	58
Restructuring (income) expense(k)	2	1
Asset Impairment(l)	31	3
Transaction costs(m)	29	—
Foreign currency remeasurement(n)	5	2
Other items(o)	16	(9)
U.S. GAAP Adjustments(p)	(28)	—
Adjusted EBITDA	$430	$55
	Year Ended December 31, 2017	Year Ended December 31, 2016
Pro Forma Tronox
Reported Tronox Adjusted EBITDA	420	166
Reported Cristal Adjusted EBITDA	430	55
Pro Forma Adjustments:
Removal of Cristal AMIC(q)	12	8
Pro Forma Combined EBITDA before synergies(1)	$862	$229

(1)	This does not include estimated year 1 (first twelve-month) synergies of $100 million. We expect there will be costs associated with realizing such synergies, and those costs may be material. Any one time costs incurred to realize synergies would be treated as adjusted and added back to EBITDA for management reporting consistent with current practice.

Tronox

(a)	Represents non-cash share-based compensation.
(b)	Represents severance and other costs associated with the shutdown of our sodium chlorate plant, and other global restructuring efforts which were recorded in “Restructuring income (expense)” in the audited annual Consolidated Statements of Operations.
(c)	Represents foreign currency remeasurement which is included in “Other income (expense), net” in the audited annual Consolidated Statements of Operations.
(d)	Represents transaction costs associated with the Cristal Acquisition which were recorded in “Selling, general and administrative expenses” in the audited annual Consolidated Statements of Operations.
(e)	Includes non-cash pension and postretirement costs, severance expense, adjustment of transfer tax related to the Exxaro Transaction, insurance settlement gain and other items included in “Selling, general and administrative expenses” and “Cost of goods sold” in the audited annual Consolidated Statements of Operations.
(f)	The $28 million loss for the year ended December 31, 2017 includes a $22 million loss associated with the redemption of the outstanding balance of our Senior Notes due in 2020, $1 million of unamortized original debt issuance costs from the repayment of the UBS Revolver, and $5 million of debt issuance costs from the refinancing activities associated with the term loans. During the year ended December 31, 2016, we recognized a $4 million gain associated with the repurchase of $20 million face value of our 2020 Notes and 2022 Notes, which was recorded in “Gain (loss) on extinguishment of debt” in the Consolidated Statements of Operations. See Note 14 to the audited annual consolidated financial statements.
(g)	No income tax impact given full valuation allowance except for South Africa related restructuring costs.

Cristal

(h)	For the year ended December 31, 2017, represents audited net income of $92 million for the year prepared in accordance with IFRS, increased by $32 million for the estimated impact of unaudited U.S. GAAP adjustments mainly relating to pension costs, impairment expenses, and income tax expenses. For the year ended December 31, 2016, represents audited net loss of $190 million for the year prepared in accordance with Saudi GAAP, decreased by $4 million for the estimated impact of audited U.S. GAAP adjustments mainly relating to pension costs, asset retirement obligations and income tax. This includes total Cristal presentation of net income, EBITDA and Adjusted EBITDA; however, pro forma combined EBITDA excludes AMIC as it is not being acquired as part of the Cristal Acquisition.
(i)	Represents amounts from the audited financial statements prepared in accordance with IFRS and Saudi GAAP for the years ended December 31, 2017 and 2016, respectively, before U.S. GAAP adjustments.
(j)	Represents adjustments to depreciation, depletion and amortization expense, and income tax provision (benefit), necessary to convert the company’s financial statements from IFRS (year ended December 31, 2017) and Saudi GAAP (year ended December 31, 2016) to U.S. GAAP.
(k)	Represents employee terminations and other costs incurred to reorganized Cristal’s operations and established a shared services organization for TASNEE and its subsidiaries, including Cristal.
(l)	For the year ended December 31, 2017, represents the write-down of fixed and intangible assets, mostly in relation to the capitalized cost of an employee housing project at Cristal’s Yanbu plant, and an impairment of patents and trademarks recorded by Cristal’s metals powder plant. For the year ended December 31, 2016, mostly relates to the write-down of capitalized design and planning costs for a capital project that was cancelled.
(m)	Represents transaction costs associated with the proposed acquisition of Cristal by Holdings, which were recorded in selling, general and administrative expenses.
(n)	Represents foreign currency remeasurement including (gains) losses realized on derivative financial instruments, which is included in “Other income (expense), net” in Cristal’s audited consolidated statement of income included in this offering memorandum. Refer to Note 33 to Cristal’s audited consolidated financial statements included in this offering memorandum.
(o)	Mainly includes unusual and non-recurring litigation settlements, non-cash pension costs, losses on the disposal and decommissioning of fixed assets, and other non-cash and non-recurring items in the audited Consolidated Statements of income included in this offering memorandum.
(p)	Represents adjustments to pensions, impairments and other non-cash items necessary to convert the company’s financial statements from IFRS and Saudi GAAP to U.S. GAAP for the years ended December 31, 2017 and 2016, respectively. Refer to the Cristal pro-forma income statements included in this offering memorandum. This includes total Cristal presentation of net income, EBITDA and Adjusted EBITDA; however, pro forma EBITDA excludes AMIC as it is not being acquired as part of the Cristal Acquisition.
(q)	Represents Cristal’s share of losses of AMIC as presented on a U.S. GAAP basis. Holdings will not acquire, as part of the Cristal Acquisition, Cristal’s 50% interest in AMIC.

CAPITALIZATION

The following table sets forth our combined cash and cash equivalents and combined capitalization as of December 31, 2017 (i) on a historical basis, (ii) on an as adjusted basis after giving effect to the Refinancing Transactions (excluding the ABL Drawdown) and (iii) on a further as adjusted basis after giving effect to the Transactions. This information should be read in conjunction with Tronox Limited’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and the section “Unaudited Pro Forma Condensed Combined Financial Statements,” and Cristal’s historical consolidated financial statements and related notes thereto included in this offering memorandum or incorporated by reference in this offering memorandum.

	As of December 31, 2017
(in millions)	Actual	As Adjusted for the Refinancing Transactions(1)	As Further Adjusted for the Transactions(2)
Cash and cash equivalents(3)	$1,769	$1,767	$219
Debt:
ABL Revolver(4)	—	—	125
Term Loans – net of unamortized discount(5)	2,138	2,138	2,138
Other indebtedness – Lease Financing(6)	19	19	19
2022 Notes(7)	584	—	—
2025 Notes	450	450	450
Notes offered hereby	—	615	615
Total debt(8)	3,191	3,222	3,347
Shareholders’ equity	1,015	976	1,683
Total capitalization	$4,206	$4,198	$5,030
(1)	As Adjusted figures represent the summary historical financial data of Holdings as adjusted to give effect to the Refinancing Transactions (excluding any ABL Drawdown) adjusted to give effect to the Refinancing Transactions (excluding any ABL Drawdown) as if they had been completed on December 31, 2017 in the case of summary balance sheet data.
(2)	As Further Adjusted figures represent the summary historical financial data of Holdings as further adjusted to give effect to the Transactions (including the ABL Drawdown) adjusted to give effect to the Transactions (including the ABL Drawdown) as if they had been completed on December 31, 2017 in the case of the summary balance sheet data.
(3)	Includes restricted cash of $653 million.
(4)	The ABL Revolver provides for a revolving credit financing of up to approximately $550 million, subject to availability under the borrowing base thereunder. See “Description of Other Indebtedness—ABL Revolver.” As of December 31, 2017, pro forma as adjusted for the Transactions, we would have had approximately $125 million of availability thereunder, excluding $19 million of outstanding and undrawn letters of credit.
(5)	The Term Loans consist of an initial U.S. dollar term facility in an aggregate principal amount of $1,500 million and a further U.S. dollar term facility borrowed by the Blocked Borrower in an aggregate principal amount of $650 million held in one or more blocked accounts, which will be released from the blocked accounts upon the closing of the Cristal Acquisition and the Blocked Borrower being concurrently merged with and into Tronox Finance LLC, which is the borrower under the Term Loan Facility. If the Cristal Acquisition is terminated, (i) the proceeds in the blocked account will be repaid to the lenders under the Blocked Term Loans and (ii) as the termination would represent a Prepayment Event as defined in our Term Loan Facility, we will be required to prepay $800 million of the outstanding borrowing under the Term Loan Facility from the proceeds of the Alkali Sale.
(6)	Other indebtedness includes $19 million of finance leases. See “Description of Other Indebtedness.”
(7)	Reflects the principal amount of the 2022 Notes, excluding any unamortized discount and unamortized deferred financing fees or costs.
(8)	Excludes approximately $23 million of working capital facility indebtedness that we expect to acquire from Cristal in the Cristal Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data contained herein were prepared giving effect to the Cristal Acquisition and the Refinancing Transactions (collectively, the “Transactions”).

On February 21, 2017, we entered into a transaction agreement with Cristal and Cristal Inorganic Chemicals Netherlands, Coöperatief W.A (“Cristal Netherlands”), pursuant to which we agreed to acquire Cristal’s TiO2 business, Cristal and Cristal Netherlands will effect a restructuring under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, and Cristal will separately establish a new entity in the Kingdom of Saudi Arabia to hold certain assets and operations in the Kingdom of Saudi Arabia. Cristal is a privately held company registered under the laws of the Kingdom of Saudi Arabia and is headquartered in Jeddah, Saudi Arabia. In consideration of the foregoing, we (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 of our Class A ordinary shares. On March 1, 2018, we entered into an amendment to the transaction agreement with Cristal and Cristal Netherlands that extends the termination date under the transaction agreement to June 30, 2018, with automatic three-month extensions to March 31, 2019, if necessary, based on the status of outstanding regulatory approvals.

On August 2, 2017, we announced that we had entered into a stock purchase agreement to sell our Alkali business to Genesis Energy, L.P. for $1,325 million in cash (the “Alkali Sale”). The Alkali Sale closed on September 1, 2017.

On September 22, 2017, we completed an offering by our wholly owned subsidiary, Tronox Finance plc, of 5.750% senior unsecured notes due 2025 for an aggregate principal amount of $450 million (the “2025 Notes”), and we entered into a first lien term loan credit facility (the “Term Loan Facility”) and an asset-based revolving syndicated facility (the “ABL Revolver” and, together with the Term Loan Facility, the “Credit Facilities”). The ABL Revolver provides Tronox US Holdings Inc. and certain of our other subsidiaries with an aggregate commitment of up to $550 million in principal amount for revolving credit loans, subject to a borrowing base. The Term Loan Facility provides our wholly owned subsidiaries, Tronox Finance LLC and Tronox Blocked Borrower LLC, with first lien term loans in an aggregate principal amount of $2,150 million. $650 million dollars of the Term Loan Facility was funded into restricted accounts of Tronox Blocked Borrower LLC, an unrestricted subsidiary under the 2025 Notes (the “Blocked Term Loans”), and will be available to us upon the closing of the Cristal Acquisition. The original issue discount related to the Term Loan Facility was $11 million.

We utilized the funds above (excluding the Blocked Term Loans) and the funds from the Alkali Sale to, among other things, fund the redemption of the $896 million remaining outstanding balance of 6.375% senior notes due 2020 issued by Tronox Finance LLC, repaid in full and terminated the $1,434 million remaining outstanding balance of the senior secured term loan entered into by Tronox Pigments (Netherlands) B.V., and repaid in full and terminated the $150 million remaining outstanding balance of our asset-based syndicated revolving credit facility. Lastly, we expect to drawdown approximately $125 million under the ABL Revolver upon the closing of the Cristal Acquisition (the “ABL Drawdown”).

On March 21, 2018, Tronox LLC, an indirect wholly owned subsidiary of the Company, entered into a definitive agreement (the “EMD Agreement”), pursuant to which EMD Acquisition LLC agreed to acquire certain of the assets of the Tronox Electrolytic Operations based in Henderson, Nevada (the “Henderson Electrolytic Operations”) for $13 million in cash, subject to certain working capital adjustments (the “EMD Transaction”).

As a result of the approval of the EMD Transaction and its entry into the EMD Agreement, we expect to record a pre-tax impairment charge and write-down in the quarter ending March 31, 2018 in the range of $25 million to $30 million. The following pro forma financial statements as of the dates and for the periods indicated do not present the impact of the above transaction.

The pro forma financial statements are presented on the basis that we will finance the Cristal Acquisition using cash together with any proceeds remaining from the Refinancing Transactions after the use of proceeds and the ABL Drawdown.

The pro forma financial statements contained herein are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transactions for several reasons. For example, the pro forma financial statements have been derived from our historical financial statements and the historical financial statements of Cristal, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transactions. This information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. The purchase price is subject to change upon the Tronox share price as of the closing of the Cristal Acquisition. Further, the final allocation of the purchase price will be determined after the closing of the Cristal Acquisition and after completion of an analysis to determine the fair value of the assets and liabilities of Cristal’s TiO2 business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments.

The following unaudited pro forma condensed combined financial information and related notes present our historical condensed consolidated balance sheet and historical condensed consolidated statements of operations adjusted to reflect the impact of completion of our acquisition of Cristal’s TiO2 business and Refinancing Transactions that are (i) directly attributable to the Cristal Acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on our combined financial results in the case of the statement of operations and balance sheet.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2017 has been derived from our audited consolidated financial statements for the year ended December 31, 2017 and the audited consolidated financial statements of Cristal for the year ended December 31, 2017. The unaudited pro forma condensed combined financial information has been adjusted for the Cristal Acquisition and the Refinancing Transactions as if each had been completed on January 1, 2017 in the case of the unaudited pro forma condensed combined statement of operations, and on December 31, 2017, in the case of the unaudited pro forma condensed combined balance sheet.

In addition to the additional debt described in Note 6(f) below, the unaudited pro forma condensed combined financial statements include the following adjustments related to the Cristal Acquisition:

•	the acquisition of Cristal’s TiO2 business for consideration totaling $1,673 million of cash plus 37,580,000 of our Class A ordinary shares;
•	the impact of converting Cristal’s historical financial information as prepared in accordance with IFRS to U.S. GAAP for the year ended December 31, 2017;
•	the translation of Cristal’s historical financial information from SR into USD;
•	the impact of preliminary fair value adjustments to the acquired assets and assumed liabilities of Cristal’s TiO2 business;
•	reclassifications needed to conform the accounting policies of Cristal to our policies;
•	the elimination of acquisition-related transaction costs incurred for the year ended December 31, 2017;
•	the elimination of sales and the impacts of a licensing agreement between us and Cristal for the year ended December 31, 2017; and
•	the related income tax effects of the pro forma adjustments.

We accounted for the Cristal Acquisition within the accompanying unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with ASC 805. As valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measure of fair value, we have assumed that fair values of the tangible and intangible assets acquired and liabilities assumed at the acquisition date to equal their carrying value. Goodwill, as of the acquisition date, was measured as the excess of purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired. The purchase price is subject to change upon the Tronox share price as of the closing of the Cristal Acquisition. The preliminary measurement used for the net tangible and identifiable intangible assets acquired is their carrying value as an estimate of fair value. As a result of that analysis, management may identify differences that, when purchase accounting procedures are completed, could be materially different from the unaudited pro forma condensed combined financial information included herein.

The historical financial information of Cristal for the year ended December 31, 2017 was prepared in accordance with IFRS and is presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert statements of operations of Cristal from IFRS to U.S. GAAP on a consistent basis with our company and to translate the financial statements from SR to USD. The Kingdom of Saudi

Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75, therefore, both the spot and average rate used for translation purposes are the same. When the transaction is completed, management will conduct a further review of adjustments and reclassifications to convert the Cristal financial information from IFRS to U.S. GAAP on a consistent basis with our company, and as a result, management may identify further differences that could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to project our future operating results. The unaudited pro forma condensed combined financial information does not include the impacts of any: (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) future expected transaction-related costs that may result from our purchase of Cristal’s TiO2 business, as they currently are not objectively determinable. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

This unaudited pro forma condensed combined financial information, including the related notes, is derived from, and should be read in conjunction with, Holdings’ audited consolidated financial statements, which are available in Holdings’ Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this offering memorandum. The audited consolidated financial statements of Cristal for the year ended December 31, 2017 are included in this offering memorandum.

Tronox Limited
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017
Millions of U.S. Dollars

Millions of U.S. Dollars	Tronox Historical December 31, 2017	Cristal Net Assets Acquired (Note 2)	Reclassifications (Note 3)	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,116	$—	$—	$(896)	(6f	)	$220
Restricted cash	653	—	—	(651)	(6f	)	2
Accounts receivable, net of allowance for doubtful accounts	336	538	(163)	—			711
Inventories, net	473	606	—	—			1,079
Prepaid and other assets	61	—	163	—			224
Total current assets	2,639	1,144	—	(1,547)			2,236
Property, plant and equipment, net	1,115	1,613	—	(15)	(6b	)	2,713
Mineral leaseholds, net	885	—	—	—			885
Intangible assets, net	198	—	—	—			198
Goodwill	—	—	—	141	(5)		141
Other long-term assets	27	172	—	—			199
Total assets	$4,864	$2,929	$—	$(1,421)			$6,372
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$165	$388	$(208)	$—			$345
Accrued liabilities	163	46	208	25	(6e	)	442
Short-term debt	—	5	—	125	(6f	)	130
Long-term debt due within one year	17	21	—	—			38
Income taxes payable	3	—	—	—			3
Total current liabilities	348	460	—	150			958
Noncurrent liabilities:
Long-term debt, net	3,130	—	—	31	(6f	)	3,161
Pension and post-retirement health care benefits	103	69	—	—			172
Asset retirement obligations	79	—	18	—			97
Long-term deferred tax liabilities	171	71	—	—			242
Other long-term liabilities	18	59	(18)	—			59
Total liabilities	3,849	659	—	181			4,689
Contingencies and Commitments
Stockholders’ equity:
Share capital	1,559	2,155	—	(1,487)	(6a	)	2,214
Accumulated deficit	(327)	—	—	(35)	(6g	)	(349)
Accumulated other comprehensive loss	(403)	80	—	(80)	(6a	)	(403)
Total Tronox Limited shareholders’ equity	829	2,235	—	(1,602)			1,462
Noncontrolling interest	186	35	—				221
Total equity	1,015	2,270	—	(1,602)			1,683
Total liabilities and stockholders’ equity	$4,864	$2,929	$—	$(1,421)			$6,372

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
Millions of U.S. Dollars

Millions of U.S. Dollars (except per share amounts)	Tronox Historical December 31, 2017	Cristal Net Assets Acquired (Note 2)	Reclassifications (Note 3)	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$1,698	$2,143	$—	$(58)	(6b	)	$3,783
Cost of goods sold	1,310	1,629	98	(53)	(6b	)	2,984
Gross Profit	388	514	(98)	(5)			799
Selling, general and administrative expenses				(7)	(6c	)
	(251)	(271)	100	76	(6d	)	(353)
Restructuring income (expense)	1	—	(2)	—			(1)
Impairment of assets	—	(23)	—	—			(23)
Income (loss) from operations	138	220	—	64			422
Interest and debt expense, net	(188)	(8)	(11)	5	(6f	)	(202)
Gain (loss) on extinguishment of debt	(28)	—	—	—			(28)
Other income (expense), net	(9)	6	11	—			8
Income (loss) before income taxes	(87)	218	—	69			200
Income tax (provision) benefit	(6)	16	—	—			10
Net income (loss) from continuing operations	(93)	234	—	69			210
Net income (loss) from continuing per share:
Basic	(0.89)						1.21
Diluted	(0.89)						1.17
Weighted average shares outstanding, basic and diluted (in thousands)	119,502						157,082
Weighted average shares outstanding, diluted (in thousands)	119,502						162,073

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In Millions of U.S. Dollars, unless otherwise noted)

Note 1 Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the acquisition of Cristal’s TiO2 business and the Refinancing Transactions had occurred on December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the acquisition of Cristal’s TiO2 business and the Refinancing Transactions had occurred on January 1, 2017.

Note 2 Presentation of Cristal Financial Information

For pro forma purposes for the year ended December 31, 2017, U.S. GAAP adjustments were made to the historical financial information of Cristal, prepared under IFRS in SR, to align with Tronox’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) ARO, (6) goodwill, (7) goodwill impairment and (8) employee terminal benefits which are discussed in further detail herein. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between IFRS and U.S. GAAP as well as the reclassifications necessary to present Cristal’s financial information consistent with that of Tronox as further discussed in Note 3.

The historical balance sheet and statement of operations of Cristal as of and for the year ended December 31, 2017 were translated for the purpose of preparing the pro forma financial information using the SR to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75, therefore, both the spot and average rate used for translation purposes below are the same.

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s balance sheet at December 31, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD, as presented in the unaudited pro forma condensed combined balance sheet:

	Cristal Historical IFRS as of December 31, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Assets & Liabilities Excluded (SR) Note (l)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Assets
Current assets:
Cash and cash equivalents	430	—			(430)	—	$—
Accounts receivable and prepayments	2,016	—			—	2,016	538
Inventories	2,272	—			—	2,272	606
Due from related parties	229	—			(229)	—	—
Total current assets	4,947	—			(659)	4,288	1,144
Property, plant and equipment		(55)	(b	)
		71	(c	)
		(56)	(d	)
	6,273	(184)	(e	)	—	6,049	1,613
Investments	522	416	(f	)	(930)	8	2
Goodwill		10	(g	)
	662	68	(h	)	(740)	—	—
Other intangible assets	290	162	(c	)	(452)	—	—
Due from related parties	775	(15)	(i	)	(760)	—	—
Deferred income tax		(6)	(a	)
	287	(17)	(e	)	—	264	70
Exploration and evaluation cost	375	(121)	(b	)	—	254	68
Other assets	118	3	(a	)	—	121	32
Total assets	14,249	276			(3,541)	10,984	$2,929

	Cristal Historical IFRS as of December 31, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Assets & Liabilities Excluded (SR) Note (l)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accruals	1,521	—			(67)	1,454	388
Provisions	170	—			—	170	45
Employee benefits	3	—			—	3	1
Short term loans	17	—			—	17	5
Due to related parties	373	(17)	(i	)	(356)	—	—
Current portion of long term loans	81	—			—	81	21
Total current liabilities	2,165	(17)			(423)	1,725	460
Long term loans	6,721	—			(6,721)	—	—
Employee benefits	256	3	(j	)	—	259	69
Due to related parties	1,245	—			(1,245)	—	—
Deferred income tax liabilities		(6)	(b	)
	271	1	(j	)	—	266	71
Provisions	404	(240)	(e	)	—	164	44
Other liabilities	55	—			—	55	15
Total liabilities	11,117	(259)			(8,389)	2,469	659
Shareholders’ equity
Capital	2,363	—			4,848	7,211	1,923
Statutory reserve	539	—			—	539	144
Capital contributions	305	—			—	305	81
Retained earnings	(457)	485	(k	)	—	28	7
Other comprehensive income	250	50	(k	)	—	300	80
Noncontrolling Interest	132	—			—	132	35
Total shareholders’ equity	3,132	535			4,848	8,515	2,270
Total liabilities and shareholders’ equity	14,249	276			(3,541)	10,984	$2,929

The following table illustrates the impact of these adjustments in arriving at Cristal’s statement of operations for the year ended December 31, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the Cristal Acquisition and the translation from SR to USD as presented in the unaudited pro forma condensed combined statement of operations:

	Cristal Historical IFRS Year Ended December 31, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Income & Expenses Excluded (SR) Note (s)	Total Cristal (SR)	Total Cristal Net Income (USD)
Sales	8,036	—			—	8,036	$2,143
Cost of sales		(1)	(m	)
	(6,108)	2	(n	)	—	(6,107)	(1,629)
Gross profit	1,928	1			—	1,929	514
Expenses
Selling and distribution	(442)				—	(442)	(118)
General and administration	(692)	86	(o	)	34	(572)	(153)
Impairment of assets	(115)	29	(r	)	—	(86)	(23)
Profit from main operations	679	116			34	829	220
Other income	33	(12)	(n	)	—	21	6
Financial charges	(365)	—			336	(29)	(8)
Share of the loss associate accounted for using the equity method	(94)	51	(q	)	43	—	—
Income before Zakat and income tax and noncontrolling interest	253	155			413	821	218
Zakat and income tax	95	(37)	(p	)	—	58	16
Net income before noncontrolling interest	348	118			413	879	$234

a) Income tax

This adjustment increases other assets by SR 3 million related to intercompany transfers of inventory between affiliated members that are consolidated for tax purpose and decreases deferred income taxes by SR (6) million related to tax effects undistributed profits from the Australia group. Under IFRS, the Company records 10% withholding tax on the dividend in the year in which the dividend is distributed. Under US GAAP, the Company determined that its Chinese earning are not permanently reinvested as earnings are periodically remitted to the Australian group and the Company has no plans to reinvest the earnings in its Chinese operations.

b) Exploration and evaluation costs

This adjustment reduces exploration and evaluation cost and property, plant and equipment in conformity with U.S. GAAP by SR 121 million and SR 55 million, respectively and decreases deferred income tax liability by SR 6 million. Under IFRS, Cristal has capitalized all mining exploration and evaluation costs, including the costs of acquiring licenses. Once the technical and commercial viability of extracting a mineral resource is determined, the exploration and evaluation costs attributable to those reserves are first tested for impairment and then reclassified to mining development expenditures within property, plant and equipment and amortized once the mine commences production. Prior to the determination of commercial viability, these costs would not meet the criteria for capitalization under U.S. GAAP.

c) Long-lived asset impairment

This adjustment reverses the IFRS impairments which increases property, plant and equipment and other intangible assets in conformity with U.S. GAAP by SR 71 million and SR 162 million, respectively. In impairment tests under IFRS, the recoverable amount of each long-lived asset or asset group is compared to the assets’ carrying value and to the extent carrying value exceeds the recoverable amount, an impairment loss is recorded. Recoverable amount is the higher of the long-lived asset’s fair value less cost of disposal and its value in use. The impairment adjustments associated with prior periods were carried forward to the year ended December 31, 2017. Under U.S. GAAP, the carrying value of the asset group at Cristal Metals was compared to the undiscounted future cash flows of the asset group. As of December 31, 2017, the undiscounted future cash flows of the asset group exceeded the carrying value. Therefore, the second step of the impairment assessment would not have been required and there would not have been any impairment loss under U.S. GAAP.

d) Impairment reversals

This adjustment removes IFRS impairment reversals, including previously recognized depreciation expense, which reduces property, plant and equipment in conformity with U.S. GAAP by SR 56 million. In 2014, an impairment loss was reversed up to the initial carrying amount, adjusted for depreciation. The Company did not record any impairment reversals for the period ending December 31, 2017, 2016 and 2015. The adjustment to remove the impairment reversals which were recorded in 2014 is carried forward for purposes of the 2017 balance sheet. Under U.S. GAAP, reversal of impairment losses is not permitted for all long-lived assets held and used.

e) Asset retirement obligations

This adjustment removes the effect of asset retirement obligation remeasurements and reduces property, plant and equipment, deferred income tax asset and asset retirement obligations in conformity with U.S. GAAP by SR 184 million, SR 17 million and SR 240 million, respectively. Under IFRS, Cristal remeasured certain asset retirement obligations and the related long-lived assets using current cost estimates and discount rates at various balance sheet dates between 2007 and 2016. Under U.S. GAAP, only upward revisions to the original estimated undiscounted cost estimates result in a remeasurement of the obligation using the current credit-adjusted risk free rate.

f) AMIC Impairment

This adjustment of SR 416 million pertains to the reversal of accumulated impairments of the investment in AMIC made under IFRS that does not meet the criteria for impairment under U.S. GAAP. The investment in AMIC is excluded from the Cristal net assets acquired. Refer to Note (k) and (r) herein for discussion of excluded Cristal amounts that are not conveying to Tronox in connection with the transaction.

g) Goodwill

This adjustment relates to the differences in goodwill which are primarily due to the accounting for fair value adjustments for property, plant, and equipment between IFRS and U.S. GAAP related to Cristal’s acquisition of Millennium Worldwide Holdings III and Millennium Inorganic Chemicals, Inc. on May 10, 2007 which increases goodwill by SR 10 million. Under IFRS, the carrying amount of the acquired property, plant and equipment is adjusted to fair value, including the share of those assets owned by a non-controlling interest.

h) Goodwill impairment

This adjustment reverses the goodwill impairment of SR 68 million which increases goodwill in conformity with U.S. GAAP. Under IFRS, Cristal tests goodwill for impairment by allocating goodwill to its cash-generating units (“CGU”) and compares the carrying amount of the CGU, including goodwill, to its recoverable amount. Any impairment loss is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under U.S. GAAP, Cristal first estimates the fair value of each reporting unit. If the fair value is less than its carrying value, then a second step would be performed to determine the fair value of the goodwill. In this second step, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

In 2015, Cristal impaired the goodwill at the Cristal US CGU to zero. The Company did not record an impairment charge to goodwill during fiscal year 2017 and 2016. The IFRS to US GAAP goodwill adjustment that was previously recorded has been carried forward for purposes of the 2017 balance sheet. Under U.S. GAAP, the fair value of the Cristal US reporting unit exceeded the carrying value of the unit’s net assets and therefore, no goodwill impairment was required.

i) IFRS Conversion

These adjustments pertain to contributions and shareholder loans that are classified as equity transactions under U.S. GAAP. A reclassification of due from related parties and due to related parties of SR 15 million and SR 17 million was made to the Capital account. Refer to Note 6 for discussion of adjustments impacting Capital in the unaudited pro forma condensed combined balance sheet.

j) Employee Terminal Benefits

These adjustments of SR 4 million for the year ended December 31, 2017 reflects the change in pension obligations related to prior service costs which were recognized immediately in net income under IFRS but under U.S. GAAP, are initially recorded in OCI and recognized in net income over the average remaining service life of the plan participants. An adjustment of SR 3 million was made to reflect the increase in obligations to employee benefits and an adjustment of SR 1 million was made to deferred income tax liabilities to reflect the related deferred taxes owed related to the prior service cost obligations capitalized under U.S. GAAP.

k) Equity

This adjustment relates to the impact of the aforementioned adjustments (a) to (j) of this note to shareholders’ equity. These are summarized in the table below:

Adjustment	Total shareholders’ equity
(a)	SR (3)
(b)	(170)
(c)	233
(d)	(56)
(e)	40
(f)	416
(g)	10
(h)	67
(i)	2
(j)	(4)
Net effect of shareholders’ equity	SR 535

l) Cristal assets and liabilities excluded

These adjustments relate to assets and liabilities attributable to Cristal and included in the historical financial information of Cristal that are not transferring to Tronox as part of the transaction. These adjustments pertain to cash and cash equivalents SR (430) million, an investment in AMIC SR (930) million, due from related parties SR (989) million, accounts payable SR (67) million, long term loans SR (6,721) million, due to related parties SR (1,601) million and capital of SR 4,848 million which will not transfer to Tronox as part of the transaction. Additionally, as part of the Cristal Acquisition, goodwill and intangible assets will be revalued and as such have been removed from the unaudited pro forma condensed combined financial information.

m) Exploration and evaluation costs

This adjustment of SR 1 million for the year ended December 31, 2017 is to expense the IFRS capitalized mining exploration and evaluation costs, including costs associated with acquiring licenses. Under U.S. GAAP, these costs are expensed immediately resulting in an adjustment to increase net loss.

n) Asset retirement obligations

This adjustment reflects the removal of certain ARO costs recorded under IFRS in the amount of SR 2 million to cost of sales and SR (12) million to other income (expense) for the year ended December 31, 2017, in which AROs are remeasured each year based on current cost estimates and discount rates. Under U.S. GAAP, AROs are not remeasured annually due to changes in the underlying discount rates.

o) Employee terminal benefits

This adjustment of SR 86 million for the year ended December 31, 2017 reflects the following changes from IFRS to U.S. GAAP: (i) Under U.S. GAAP, Cristal elected to recognize all actuarial gains and losses immediately in net income, whereas under IFRS, actuarial gains and losses were recognized in other comprehensive income (“OCI”); (ii) Under IFRS, interest income on the plan assets is recognized based on the discount rate used to discount the defined benefit obligation; whereas under U.S. GAAP, the expected return on plan assets is used; and (iii) prior service costs are recognized immediately in net income under IFRS; however, under U.S. GAAP, they are initially recorded in OCI and recognized in net income over the average remaining service life of the plan participants.

p) Income taxes

This adjustment of SR (37) million for the year ended December 31, 2017 is to reflect (i) SR (23) million related to the undistributed profits from the Australia group as discussed in note (a), backwards tracing for the UK and US group due to changes in the tax rate on pension related deferred tax assets that was recorded in other comprehensive income, and intercompany transfer of inventory between affiliated members that are consolidated for tax purposes; (ii) SR (14) million of tax effect relating to the pro forma adjustments discussed herein for the year ended December 31, 2017.

q) AMIC Impairment

This adjustment of SR 51 million pertains to the reversal of an impairment of the investment in AMIC made under IFRS that does not meet the criteria for impairment under U.S. GAAP. The investment in AMIC is excluded from the Cristal net assets acquired. Refer to Note (k) and (r) herein for discussion of excluded Cristal amounts that are not conveying to Tronox in connection with the transaction.

r) Cristal Metals Impairment

This adjustment of SR 29 million pertains to the reversal of an impairment of Cristal Metals due to a slowdown in operations at the facility made under IFRS that does not meet the criteria for impairment under U.S. GAAP. Under IFRS, the future cash flows are discounted whereas under U.S. GAAP, they are not.

s) Cristal income and expenses excluded

These adjustments pertain to the related income and expenses of the assets and liabilities described in note (k) as not transferring to Tronox as part of the transaction. These consist of interest expense of SR 336 million for the year ended December 31, 2017, losses in AMIC of SR 43 million for the year ended December 31, 2017 and amortization of intangible assets of SR 34 million for the year ended December 31, 2017. No tax effect has been reflected for these adjustments. Due to favorable income tax rates and regimes, there was no tax benefit when these items were incurred. Consequently, there is no tax impact of eliminating them for pro forma purposes.

Note 3 Reclassifications

Certain reclassifications have been derived and made to the Cristal historical financial information to conform them to Tronox’s presentation of financial information and accounting policies. Such reclassifications had no effect on the previously reported financial results of Cristal. The unaudited pro forma condensed combined financial data may not reflect all reclassifications necessary to conform Cristal’s presentation to that of Tronox due to limitations on the availability of information as of the date of this filing. The reclassifications identified are further detailed below:

•	Prepaid and other assets reported in accounts receivable and prepayments by Cristal of $163 million as of December 31, 2017 were reclassified to prepaid and other assets in the unaudited pro forma condensed combined balance sheet;
•	Accrued liabilities reported in accounts payable and accruals by Cristal of $208 million as of December 31, 2017 were reclassified to accrued liabilities in the unaudited pro forma condensed combined balance sheet;
•	Asset retirement obligations balance reported in other liabilities by Cristal of $18 million as of December 31, 2017 were reclassified to asset retirement obligations in the unaudited pro forma condensed combined balance sheet;

•	Distribution expenses reported in selling and distribution expenses by Cristal of $98 million for the year ended December 31, 2017 were reclassified to cost of goods sold in the unaudited pro forma condensed combined statement of operations;
•	Reorganization expenses reported in general and administration expenses by Cristal of $2 million for the year ended December 31, 2017 were reclassified to restructuring expenses in the unaudited pro forma condensed combined statement of operations;
•	Interest income reported in financial charges by Cristal of $11 million for the year ended December 31, 2017 were reclassified to other income (expenses), net in the unaudited pro forma condensed combined statement of operations.

Note 4 Estimate of Acquisition Consideration

The acquisition consideration is comprised of the preliminary estimate fair value of the 37,580,000 Tronox Class A ordinary shares issued to Cristal’s sellers on the closing date of the transaction, plus $1,673 million in cash. As Tronox’s shares are publicly traded in an active market, a preliminary estimate of the value of the 37,580,000 Class A ordinary shares to be issued to Cristal sellers is determined in the table below:

Tronox Class A ordinary shares to be issued	37,580,000
Tronox Class A per ordinary share price as of March 14, 2018	$19.64
Fair value of Tronox Class A ordinary shares to be issued pursuant to the business combination and estimated value	$738
Cash consideration	$1,673
Acquisition consideration	$2,411

The impact of a change in the market price of the Class A ordinary shares of 50% would increase or decrease the value of the acquisition consideration to be received by the Cristal sellers upon completion of the transaction, with a corresponding increase or decrease to goodwill that will be recorded in connection with the transaction as outlined in the table below. The 50% sensitivity level was based upon the approximate volatility of the price of Tronox’s Class A ordinary shares over the past twelve months.

Percentage change in Tronox Class A ordinary shares price	Increase in value of 50%	Decrease in value of 50%
Price of Tronox Class A per ordinary share	$29.46	$9.82
Change to goodwill/bargain purchase gain	$369	$(369)

Note 5 Preliminary Purchase Accounting

The preliminary allocation of the total purchase price is the carrying value of the net assets acquired based upon management’s assumption of carrying value of assets to be acquired and liabilities to be assumed as of December 31, 2017 to equal fair value as valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measurement of fair value as such, goodwill and intangible assets are represented as nil. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on the use of carrying values, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of Cristal’s TiO2 business’ assets acquired and liabilities assumed on the actual acquisition date, whereby the impact cannot be predicted with any certainty at this time. Any changes to the initial estimate of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing of the transaction, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The following table presents: (i) purchase consideration as calculated in Note 4; (ii) the fair value of assets acquired and liabilities assumed, which are assumed to equal their carrying value as at December 31, 2017 until the detailed valuation analyses are completed; and (iii) the resulting goodwill as the difference between (i) and (ii).

Total purchase consideration(1)	$2,411

Fair value of assets acquired(2):
Accounts receivable and prepayments	538
Inventories	606
Property, plant and equipment	1,613
Investments	2
Deferred income tax	70
Exploration and evaluation cost	68
Other assets	32
Amounts attributable to assets acquired	2,929
Fair value of liabilities assumed:
Accounts payable and accruals	388
Provisions	89
Short term loans	26
Employees benefits	70
Deferred income tax liabilities	71
Other liabilities	15
Amount attributable to liabilities assumed	659
Goodwill	$141
(1)	See Note 4 for the calculation of the total estimated purchase price.
(2)	The fair value of assets acquired and liabilities assumed equals the historical carrying value of these assets and liabilities.

Upon the completion of the valuation analyses and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the Cristal Acquisition will be updated and may have a material impact on the combined company’s depreciation and amortization expense and future results of operations.

Note 6 Unaudited Pro Forma Adjustments

(a)	The pro forma adjustment of $(1,487) million to share capital reflects $(2,270) million of Cristal’s net assets acquired, $(25) million of expected transaction costs to be incurred offset by $738 million of capital raised through the issuance of 37,580,000 of Tronox Class A ordinary shares at a price of $19.64 issued with the transaction, $(10) million related to the license sold from Tronox to Cristal, and $80 million adjustment to accumulated other comprehensive loss due to purchase accounting adjustment to reset the Cristal accumulated other comprehensive loss to zero.
(b)	The pro forma adjustments to net sales of $(58) million and to costs of goods sold of $(53) million for the year ended December 31, 2017 reflect the elimination of sales between Tronox and Cristal. These sales relate to the sale of feedstock from Tronox to Cristal as well as a licensing sale from Tronox to Cristal for the use of a license owned by Tronox to Cristal which was capitalized by Cristal. This $(15) million relates to assets in connection with the licensing sale and has been eliminated from the balance sheet in property, plant and equipment.
(c)	The pro forma adjustment to selling, general and administrative expenses of $(7) million for the year ended December 31, 2017 reflects the reversal of amortization of actuarial gains and prior services costs related to pension benefits.
(d)	The pro forma adjustment to selling, general and administrative expense reflects the elimination of non-recurring acquisition-related transaction related costs incurred by Tronox of $48 million for year ended December 31, 2017 and the elimination of non-recurring acquisition-related transaction related costs incurred by Cristal of $28 million incurred during the year ended December 31, 2017.

(e)	The unaudited pro forma adjustment of $25 million reflects an increase to accrued liabilities and a decrease to stockholders’ equity to reflect the incremental transaction costs by Tronox related to the acquisition of Cristal’s TiO2 business that are expected to be incurred through the closing of the transaction.
(f)	The pro forma adjustment of $(1,547) to cash and cash equivalent represents $(1,673) of expected cash purchase consideration for the acquisition of Cristal, $(584) million of cash used to redeem the outstanding balance of the senior notes due 2022 offset by the expected net proceeds of $585 million from the senior notes due 2026 which reflects the related call premium of $(22) million and refinancing fees of $(8) million and ABL Drawdown of $125 million.

Based on an estimated interest rate for the senior notes due 2026, the aggregate amount of interest on the senior notes due 2026 from the Refinancing Transactions is expected to be $36 million compared with $44 million for the Senior notes due 2022 for the year ended December 31, 2017. Tronox further anticipates it will see an increase in interest expense as a result of the ABL drawdown of $125 million of $4 million for the year ended December 31, 2017 upon close of the Cristal Acquisition. The amortization of debt issuance costs on the senior notes due 2026 from the Refinancing Transactions is expected to be $1 million compared with $2 million for the Senior notes due 2022 for the year ended December 31, 2017. A hypothetical fluctuation in interest rate of 1/8% would result in an increase or decrease to interest expense of $1 million. For purposes hereof, we have assumed that the senior notes due 2026 will bear interest per annum at a rate of 5.9%. Borrowings under the New ABL Facility will bear interest at LIBOR plus a margin of 1.25% to 1.75% or a base rate plus a margin of 0.25% to 0.75%.

As a result of the Refinancing Transactions, we increased our net debt position by $156 million which represents an increase in our long-term debt of $31 million and an increase in our short-term debt of $125 million.

(g)	The pro forma adjustment of $(35) million to accumulated deficit represents $(22) million related to a call premium paid to redeem the remaining outstanding balance of the senior noted due 2022 as part of the Refinancing Transactions, $4 million of additional interest related to the ABL Drawdown, ($10) million related to the write-off of debt issuance costs netted against the senior notes due 2022, $1 million of amortization of debt issuance costs on the senior notes due 2026, $(44) million related to interest on the senior notes due 2022 and $36 million of interest related to the senior notes due 2026.

Note 7 Pro Forma Shares Outstanding and Earnings (Loss) Per Share

Shares Outstanding

The following table presents a summary of pro forma shares outstanding, basic and diluted, at the effective time of the transaction as adjusted for the 37,580,000 Tronox Class A ordinary shares being issued in the transaction (in thousands):

Year Ended December 31, 2017
Tronox weighted average shares outstanding, basic	119,502
Shares issued for the transaction at January 1, 2017	37,580
Total weighted average shares outstanding-basic	157,082
Tronox weighted average shares outstanding, diluted	124,493
Shares issued for the transaction at January 1, 2017	37,580
Total weighted average shares outstanding-diluted	162,073

Earnings (Loss) Per Share

The following table presents pro forma basic and diluted earnings (loss) per share after giving effect to the pro forma adjustments to the unaudited pro forma condensed combined statements of operations:

Year Ended December 31, 2017
Numerator – Basic and Diluted:
Net income from continuing operations	$210
Less: Net income from continuing operations attributable to noncontrolling interest	20
Undistributed net income from continuing operations attributable to Tronox Limited	$190
Percentage allocated to ordinary shares	100%
Net income from continuing operations available to ordinary shares	$190
Denominator – Basic and Diluted:
Weighted-average ordinary shares, basic (in thousands)	157,082
Weighted-average ordinary shares, diluted (in thousands)	162,073
Net income (loss) per Ordinary Share:
Basic net income from continuing operations per ordinary share	1.21
Diluted net income from continuing operations per ordinary share	$1.17

The National Titanium Dioxide Company Limited (Cristal)
TABLE OF CONTENTS
FOR THE YEAR ENDED 31 DECEMBER 2017

THE NATIONAL TITANIUM DIOXIDE
COMPANY LIMITED (CRISTAL)

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITOR’S REPORT
FOR THE YEAR ENDED
31 DECEMBER 2017

INDEPENDENT AUDITORS’ REPORT

To the shareholders of
National Titanium Dioxide Company
Jeddah, Kingdom of Saudi Arabia

Opinion

We have audited the consolidated financial statements of National Titanium Dioxide Company (a limited liability Company) (“the Company”) and its subsidiaries (“the Group”), which comprise the consolidated statement of financial position as at 31 December 2017, the consolidated statement of profit or loss and comprehensive profit or loss, the consolidated statement of cash flows and the consolidated statement of changes in equity for the year then ended and notes 1 to 41 to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as at December 31, 2017, and its consolidated financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRS”) endorsed in the Kingdom of Saudi Arabia and other standards and pronouncements issued by Saudi Organization for Certified Public Accountants (“SOCPA”).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs) endorsed in the Kingdom of Saudi Arabia. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the professional code of conduct endorsed in the Kingdom of Saudi Arabia that are relevant to our audit of the consolidated financial statements, and we have fulfilled our other ethical responsibilities in accordance with its requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of the Company's Management and Those Charged with Governance for the Financial Statements

The Company's Management is responsible for the preparation and fair presentation of the consolidated financial statements in conformity with the International Financial Reporting Standards (“IFRS”) endorsed in the Kingdom of Saudi Arabia and other standards and pronouncements issued by SOCPA and the Regulations for Companies and the Company's Article of Association with respect to the preparation and presentation of consolidated financial statements, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Company's management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Company's management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs endorsed in Kingdom of Saudi Arabia will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs endorsed in the Kingdom of Saudi Arabia, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

-	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
-	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
-	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by Company's management.
-	Conclude on the appropriateness of Company's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
-	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Report on other legal and regulatory requirements

In our opinion these consolidated financial statements, taken as a whole, comply with the Regulations for Companies and the Company's by-laws with respect to the preparation and presentation of financial statements.

For Dr. Mohamed Al-Amri & Co.

Gihad Al-Amri
Certified Public Accountant
Registration No. 362

Jeddah, on 27th February 2018
Corresponding to: 11th Jumadah Al Akhirah 1439

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
FOR THE YEAR ENDED 31 DECEMBER 2017

	Note	31 Dec 17 SR ’000	31 Dec 16 SR ’000	1 Jan 16 SR ’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents		429,875	436,633	719,358
Accounts receivable and prepayments	8	2,016,121	1,521,084	1,477,019
Inventories	9	2,271,530	2,237,631	3,342,481
Due from related parties	10	228,799	137,500	—
TOTAL CURRENT ASSETS		4,946,325	4,332,848	5,538,858
NON-CURRENT ASSETS
Property, plant and equipment	11	6,272,587	6,224,779	7,098,749
Investments	12	521,596	612,608	648,366
Goodwill	13	662,161	644,600	649,831
Other intangible assets	14	290,169	339,394	377,085
Due from related parties	10	775,091	762,099	516,136
Deferred income tax assets	15	287,107	233,426	307,334
Exploration and evaluation costs	16	374,685	392,337	229,815
Other assets	17	117,684	93,676	76,974
TOTAL NON-CURRENT ASSETS		9,301,080	9,302,919	9,904,290
TOTAL ASSETS		14,247,405	13,635,767	15,443,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accruals	18	1,521,087	1,653,900	1,672,764
Provisions	19	169,555	139,499	227,301
Employee benefits	20	2,651	3,221	—
Short term loans	21	17,440	63,217	1,936,475
Due to related parties	10	373,252	260,993	57,035
Current portion of long term loans	22	80,618	119,705	2,002,891
TOTAL CURRENT LIABILITIES		2,164,603	2,240,535	5,896,466
NON-CURRENT LIABILITIES
Long term loans	22	6,720,791	7,056,980	4,702,327
Employee benefits	20	255,943	267,971	297,929
Due to related parties	10	1,244,820	969,517	692,331
Deferred income tax liabilities	15	271,094	260,155	460,788
Provisions	19	404,432	365,405	213,683
Other liabilities	23	54,457	129,527	181,296
TOTAL NON-CURRENT LIABILITIES		8,951,537	9,049,555	6,548,354
TOTAL LIABILITIES		11,116,140	11,290,090	12,444,820
EQUITY
Equity attributable to the shareholders’ of the parent company
Capital	24	2,362,500	2,362,500	2,362,500
Statutory reserve	25	539,101	507,202	507,202
Capital contribution	26	305,320	239,404	100,578
Retained earnings		(457,261)	(744,349)	(3,477)
Other reserves		249,795	(128,404)	(37,199)
Total equity attributable to the shareholders’ of the parent company		2,999,455	2,236,353	2,929,604
NON-CONTROLLING INTEREST	27	131,810	109,324	68,724
TOTAL SHAREHOLDERS’ EQUITY		3,131,265	2,345,677	2,998,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		14,247,405	13,635,767	15,443,148

The attached notes 1 to 41 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND COMPREHENSIVE PROFIT OR LOSS
FOR THE YEAR ENDED 31 DECEMBER 2017

	Note	2017 SR ’000	2016 SR ’000
Sales	31	8,035,598	6,507,456
Cost of sales		(6,107,905)	(5,941,236)
GROSS PROFIT / (LOSS)		1,927,693	566,220
EXPENSES
Selling and distribution		(442,411)	(417,225)
General and administration		(692,466)	(524,104)
Impairment of assets	34	(114,987)	(9,895)
		(1,249,864)	(951,224)
PROFIT / (LOSS) FROM OPERATIONS		677,829	(385,004)
Other income / (expenses), net	33	33,396	(6,829)
Financial charges		(365,048)	(270,566)
Share of the profit / (loss) of associate accounted for using the equity method	12	(94,306)	(40,626)
PROFIT / (LOSS) BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTEREST		251,871	(703,025)
Zakat and income tax	15	94,746	(11,900)
NET PROFIT / (LOSS) BEFORE NON-CONTROLLING INTEREST		346,617	(714,925)
(Income) / loss attributable to non-controlling interest	27	(27,630)	(25,959)
NET PROFIT / (LOSS) FOR THE YEAR		318,987	(740,884)
OTHER COMPREHENSIVE INCOME
NET PROFIT / (LOSS) FOR THE YEAR AFTER ZAKAT AND INCOME TAX		346,617	(714,925)
Items to be classified to profit or loss in subsequent periods
Exchange adjustments on translation		333,300	(119,162)
Cash flow hedges		(879)	(4,915)
Net other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods		332,421	(124,077)
Items not to be classified to profit or loss in subsequent periods
Re-measurement of defined benefit plan		45,778	32,872
Net other comprehensive income / (loss) not to be reclassified to profit or loss in subsequent periods		45,778	32,872
TOTAL COMPREHENSIVE INCOME / (LOSS) FOR THE YEAR		724,816	(806,130)

The attached notes 1 to 41 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 31 DECEMBER 2017

	2017 SR ’000	2016 SR ’000
OPERATING ACTIVITIES
Profit / (Loss) before zakat and income tax and non-controlling interest	251,871	(703,025)
Adjustments for:
Depreciation	600,451	622,425
Amortisation	34,052	36,322
Asset impairment	114,987	9,895
Deferred income tax	52,004	(138,625)
Loss on disposal of assets	27,404	15,674
Employees’ terminal benefits, net	(12,598)	(26,737)
	1,068,171	(184,071)
Changes in operating assets and liabilities:
Accounts receivable and prepayments	(495,037)	(44,065)
Inventories	(33,899)	1,104,850
Accounts payable and accruals	(132,813)	(18,864)
Due to related parties	270,871	233,702
Due from related parties	(104,291)	114,571
Other assets and liabilities	90,778	(2,710)
Net cash provided by / (used in) operating activities	663,780	1,203,413
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(479,857)	(398,317)
Investments	(4,286)	—
Other intangible assets	(560)	(30)
Exploration and evaluation costs, net	(14,889)	8,082
Foreign currency translation	(261,527)	(47,814)
Net cash provided by / (used in) investing activities	(761,119)	(438,079)
FINANCING ACTIVITIES
Net movement in short term loans	(45,777)	(1,873,258)
Capital contributions from shareholders	65,916	138,826
Borrowings of subordinated loans from shareholders	116,691	247,442
Foreign currency movement in non-controlling interest	(5,144)	14,641
Net movement in long term loans	(419,304)	515,495
Net cash provided by / (used in) financing activities	(287,618)	(956,854)
NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(384,957)	(191,520)
Cash and cash equivalent at the beginning of the period	436,633	719,358
Foreign currency translation adjustments and other reserves movements	378,199	(91,205)
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	429,875	436,633

The attached notes 1 to 41 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2017

	Available to owners of the parent
						Other reserves
	Capital SR ’000	Statutory reserve SR ’000	Additional contribution by shareholders’ SR ’000	Capital contribution SR ’000	Retained earnings SR ’000	Foreign currency translation reserve SR ’000	Hedging reserve SR ’000	Employee benefits reserve SR ’000	Total SR ’000	Non- controlling interest SR ’000	Total SR ’000
Balance as at 1 January 2016 (audited)	2,362,500	507,202	734,894	—	2,085,965	(1,584,805)	9,291	(46,490)	(1,622,004)	68,724	4,137,281
IFRS adjustments (note 7)	—	—	(734,894)	100,578	(2,089,442)	1,584,805	—	—	1,584,805	—	(1,138,953)
Balance as at 1 January 2016 (restated)	2,362,500	507,202	—	100,578	(3,477)	—	9,291	(46,490)	(37,199)	68,724	2,998,328
Net profit / (loss) for the period	—	—	—	—	(740,884)	—	—	—	—	25,959	(714,925)
Net movement during the period	—	—	—	138,826	12	—	—	—	—	14,641	153,479
Other comprehensive income	—	—	—	—	—	(119,162)	(4,915)	32,872	(91,205)	—	(91,205)
Balance as at 31 December 2016	2,362,500	507,202	—	239,404	(744,349)	(119,162)	4,376	(13,618)	(128,404)	109,324	2,345,677
Balance as at 1 January 2017	2,362,500	507,202	—	239,404	(744,349)	(119,162)	4,376	(13,618)	(128,404)	109,324	2,345,677
Net profit / (loss) for the period	—	—	—	—	318,987	—	—	—	—	27,630	346,617
Net movement during the period	—	—	—	65,916	—	—	—	—	—	(5,144)	60,772
Transfer to statutory reserve (note 25)		31,899	—	—	(31,899)	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	333,300	(879)	45,778	378,199	—	378,199
Balance as at 31 December 2017	2,362,500	539,101	—	305,320	(457,261)	214,138	3,497	32,160	249,795	131,810	3,131,265

The attached notes 1 to 41 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017

1	ACTIVITIES

The National Titanium Dioxide Company Limited (Cristal) (the “Company” (or) the “Parent Company” (or) “Cristal”) is a Limited Liability Company registered in the Kingdom of Saudi Arabia under Commercial Registration number 4030062296 dated 20/3/1409 (corresponding to 30 October 1988) with branches in Madinah and Yanbu having Commercial Registration numbers 003673 and 4030062296/002. The results, assets and liabilities of the branches are included in these consolidated financial statements.

The Company obtained its Foreign Capital Investment License by Ministerial Decision No. 201 dated 25/4/1408 (corresponding to 16 December 1987), as amended by various Ministerial Decisions, the last of which is Ministerial Decision No. 1325 dated 5/9/1425 (corresponding to 19 October 2005). The Company started commercial production on 1 June 1992.

The principal activity of the Company and its subsidiaries (hereinafter referred to together as the “Group”) is manufacturing and marketing of Titanium Dioxide (TiO2). One of the subsidiaries is engaged in mineral exploration, development of mineral tenements, mining and processing mineral sands and sale of separated mineral sands products. The Company’s principal place of business is Sari Street, Al Rabwah district, P.O. Box 13586, Jeddah 21414, Kingdom of Saudi Arabia.

The Company is owned 79% by National Industrialization Company (the “Holding” company or “Tasnee”) a Saudi joint stock company, 20% by Gulf Investment Corporation, a corporation registered under an agreement entered into by the Gulf Cooperation Council, and 1% by Dr. Talal Al-Shair, a Saudi national.

The majority of the activities of the subsidiaries are in the United States of America, United Kingdom, Australia, Brazil and France.

2     BASIS OF PREPARATION AND CONSOLIDATION

2.1	BASIS OF PREPARATION

The consolidated financial statements comprise the financial statements of the Group. The consolidated financial statements are expressed in Saudi Riyals, being the functional currency of the Parent Company and have been rounded off to the nearest thousand Saudi Riyals, except when otherwise specified.

These consolidated financial statements include the financial statements of the Parent Company and the following wholly owned subsidiaries:

Name	Principal field of activity	Country of incorporation	% of ownership (directly or indirectly)
			2017	2016
Cristal Inorganic Chemicals Limited / Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. (“CIC”) (see note (a) below)	Manufacture and marketing of Titanium Dioxide (TiO2)	Cayman Islands	100%	100%
Cristal Australia Pty Limited (“CAPL”)	Mineral exploration and mining	Australia	100%	100%
Cristal Metals (“Cristal US”)	Manufacturing of Titanium Metal Powder	United States of America	100%	100%
Cristal US Holdings LLC (“Cristal LLC”)	Manufacturing of Titanium Metal Powder	United States of America	100%	100%
Hong Kong Titanium Products Company Limited (“Cristal China”) (see note (b) below)	Manufacturing of Titanium Dioxide (TiO2) and Sulphuric acid	China	100%	100%
a)	CIC conducts its Brazilian operations under its subsidiary, Millennium Inorganic Chemicals do Brazil S.A., a publicly-held company traded on the São Paulo Stock Exchange (“BOVESPA”) with a 28% non-controlling interest.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. and subsidiaries, was transferred by Cristal Inorganic Chemicals Limited to Cristal effective January 1, 2017 as part of a corporate reorganization in which Cristal Inorganic Chemicals Limited was liquidated.

b)	In 2015, the Parent Company acquired 100% shareholding in Hong Kong Titanium Products Company Limited, which owns 100% shareholding in Jiangxi Tikon Titanium Limited Company. As such the Parent Company owns 100% of the shareholdings in both the entities. Therefore, Hong Kong Titanium Products Company Limited and Jiangxi Tikon Titanium Limited Company have been treated as fully owned subsidiaries of the Parent Company in these consolidated financial statements.

Investment in associate

In 2014, the Company along with TASNEE incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). AMIC is engaged to setup industrial projects relating to titanium metals of various types and other related substances including titanium ore, iron ore and manufacturing of titanium dioxide through high pressure oxidization. AMIC is yet to commence its commercial activities.

Compliance with IFRS

For all periods up to and including the year ended 31 December 2016, the Group prepared its consolidated financial statements in accordance with the generally accepted accounting standards in the Kingdom of Saudi Arabia as issued by Saudi Organization of Certified Public Accountants (“SOCPA”) (“Previous GAAP”).

SOCPA has approved a plan for transition to International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (“IASB”) and as endorsed by SOCPA. The plan requires that effective from 1 January, 2017 all the companies listed on Saudi Stock Exchange (“Tadawul”) shall prepare their financial statements in accordance with the IFRS as endorsed in Saudi Arabia and other standards and pronouncements endorsed by the SOCPA. Further, SOCPA requires that all other non-listed entities shall prepare their financial statements in accordance with the IFRS endorsed by SOCPA effective 1 January 2018 with an option to early adopt from 1 January 2017. Accordingly, in line with the above requirement and as decided by the Company’s Board, the Company and its subsidiaries have adopted IFRS as endorsed in the Kingdom of Saudi Arabia. These financial statements also comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

The accounting policies set out in this note have been applied in preparing the consolidated financial statements for the year ended 31 December 2017, the comparative information presented in these consolidated financial statements for year ended 31 December 2016 and the opening IFRS balance sheet at 1 January 2016 (the “transition date”). Accordingly the Group has prepared these consolidated financial statements to comply with IFRS applicable as at end of respective reporting periods covered by these consolidated financial statements

Refer to note 7 for an explanation of how the transition from generally accepted accounting standards in the Kingdom of Saudi Arabia to IFRS has affected the Group’s financial position, financial performance and cash flow.

(i)	Historical cost convention

The consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities (including derivative instruments) that are measured at fair value.

The consolidated financial statements comprise the financial statements of the Company, its subsidiaries, associates and joint arrangements as on 31 December 2017.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

(ii)	Subsidiaries

Subsidiaries are all entities over which the Group has control. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

-	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)
-	Exposure, or rights, to variable returns from its involvement with the investee
-	The ability to use its power over the investee to affect its returns

The Company does not have control over the operations and management of AMIC; however, with its 50% equity ownership has significant influence. Therefore, AMIC is considered as an associate of the Company and accounted for using equity method of accounting (note 12).

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

-	The contractual arrangement(s) with the other vote holders of the investee
-	Rights arising from other contractual arrangements
-	The Group’s voting rights and potential voting rights
-	Any additional fact and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time decisions need to be made, including voting patterns at previous shareholders meetings.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary.

Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. When a Group loses control over a subsidiary, it derecognises the assets and liabilities of the subsidiary, and any related non-controlling interests and other components of equity. Any resulting gain or loss is recognised in the profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

If the Group loses control over a subsidiary, it:

•	Derecognises the assets (including goodwill) and liabilities of the subsidiary
•	Derecognises the carrying amount of any non-controlling interest
•	Derecognises the cumulative translation differences, recorded in equity

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

•	Recognises the fair value of the consideration received
•	Recognises the fair value of any investment retained
•	Recognises any surplus or deficit in profit or loss
•	Reclassifies the parent’s share of components previously recognised in other comprehensive income to profit or loss or retained earnings, as appropriate, as would be required if the Group had directly disposed of the related assets or liabilities
(iii)	Associates

Associates are all entities over which the Group has significant influence but not control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method (see (iv) below), after initially being recognized at cost.

(iv)	Joint arrangements

Under IFRS 11 Joint Arrangements, joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. The considerations made in determining whether significant influence or joint control are similar to those necessary to determine control over subsidiaries.

Investments in joint arrangements are classified as either joint ventures or joint operations. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.

The Group does not have either joint ventures or joint operations.

Joint ventures

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture.

Interests in joint ventures are accounted for using the equity method, after initially being recognised at cost in the consolidated statement of financial position.

Joint operations

A joint operation is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and liabilities of the joint operation.

The Group recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses.

Equity method

Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the post acquisition profits or losses of the investee in profit and loss, and the Group’s share of other comprehensive income of the investee in other comprehensive income. After the share in the investee is reduced to zero, a liability is recognised only to the extent that there is an obligation to fund the investee's operations or any payments have been made on behalf of the investee. Dividends received or receivable from associates and joint ventures are recognized as a reduction in the carrying amount of the investment.

Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

The consolidated statement of profit or loss reflects the Group’s share of the results of operations of the associate or joint venture. Any change in the other comprehensive income (“OCI”) of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognised directly in the equity of the associate or joint venture, the Group recognises its share of any changes, when applicable, in the consolidated statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate and joint venture are eliminated to the extent of the interest in the associate or joint venture. The financial statements of the associate or joint venture are prepared for the same reporting period as the Group.

When necessary, adjustments are made to bring the accounting policies of the associate or joint venture in line with those of the Group. After application of the equity method, the Group determines whether it is necessary to recognise an impairment loss on its investment in its associate. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate or joint venture is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value and recognises the loss as ‘Share of profit of an associate and a joint venture’ in the consolidated statement of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retaining investment and proceeds from disposal is recognised in profit or loss.

2.2	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at the acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interest in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. All contingent consideration (except that which is classified as equity) is measured at fair value with the changes in fair value in profit or loss. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests) and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, then the gain is recognised in profit or loss. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports in its consolidated financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, which generally does not exceed one year from the date of acquisition, the Group retrospectively adjusts the provisional amounts recognised at the acquisition

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognised as of that date. Any additional assets or liabilities are also recognized during the measurement period if new information is obtained about facts and circumstances that existed as of the acquisition date.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units (CGU) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. CGU is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups thereof. A CGU is identified consistently from period to period for the same asset or types of assets, unless a change is justified.

Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash generating unit retained.

2.3	Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognises revenue when it transfers control over a product or service to a customer.

Sale of goods

Revenue is recognized when control of the products has transferred, being when the products are either delivered to the customers, the customer has full discretion over the channel and price to sell the products, and there is no unfulfilled obligation that could affect the customer’s acceptance of the products. Delivery occurs based on contractual terms of the contract, when the risks of obsolescence and loss have been transferred to the customer and either the customer has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the Group has objective evidence that all criteria for acceptance have been met.

Revenue recognized is measured at the transaction price as agreed in the sales contract. The transaction price is adjusted for any variable consideration in form of price concessions, discounts, rebates, refunds, credits etc. The Group estimates the variable consideration as the expected value of the likely transaction price adjustment. The Group includes in the transaction price some or all of an amount of variable consideration only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the associated variable consideration is subsequently resolved.

Transaction price adjustments in case of Group entities involve primarily adjustments relating to subsequent price adjustments in case of certain sales which are made on provisional basis, discounts, rebates and other concessions which are offered by the Group entities to customers. A contract liability is recognised for expected discounts, concessions, and rebates payable to customers in relation to sales made until the end of the reporting period.

Rendering of services

Revenue from providing services is recognised over a period of time as the related services are performed. For fixed-price contracts, revenue is recognised based on the ‘percentage of completion’ method which measures actual service provided to the end of the reporting period as a proportion of the total services to be provided. Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

2.4   Selling, Marketing and General and Administrative expenses

Selling and marketing expenses principally comprise costs incurred in marketing and sale of the subsidiaries products. Other expenses are classified as general and administrative expenses.

General and administrative expenses include direct and indirect costs not specifically attributable to cost of sales.

Allocations between general and administrative expenses and cost of sales, when required, are made on a consistent basis.

2.5	Foreign currency translation

The Group’s consolidated financial statements are presented in Saudi Riyals, which is also the Parent Company’s functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transaction.

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into Saudi Riyals at the rate of exchange prevailing at the reporting date and their statement of profit or loss are translated at exchange rates prevailing at the dates of the transactions or the average rate for the period. The exchange differences arising on the translation are recognised in consolidated statement of other comprehensive income. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in the consolidated statement of profit or loss.

2.6	Zakat and Income Tax

The Company and its subsidiaries in the Kingdom of Saudi Arabia are subject to the Regulations of General Authority of Zakat and Tax (“GAZT”) in the Kingdom of Saudi Arabia.

Overseas subsidiaries and branches are subject to income tax as per rules and regulations of the country in which they reside.

Zakat

Saudi and other Gulf Cooperation Council country shareholders in the Company and its subsidiaries in the Kingdom of Saudi Arabia are subject to Zakat which is then included in the consolidated statement of profit or loss.

Zakat is provided on an accruals basis and computed at the higher of adjusted net income for Zakat purposes for the year or Zakat base calculated per the Regulations. Any difference in the previously recorded estimate is recognized when the final assessment is approved by GAZT.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

Current income tax

Foreign shareholders in the Company’s subsidiaries in the Kingdom of Saudi Arabia are subject to income tax.

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted, or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred taxes

Deferred income tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

2.7	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment in value, except for freehold land and assets under construction which are stated at cost and are not depreciated. Assets under construction represent all costs relating directly to the projects in progress and are capitalized as property and equipment when the project is completed.

Cost includes all expenditure directly attributable to the construction or purchase of the item of property, plant and equipment. Such costs include the cost of replacing parts of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, costs of major maintenance and repairs incurred as part of substantial overhauls or turnarounds of major units at the Group's manufacturing facilities are capitalized and generally amortized using the straight line method over the period until the next planned turnaround, the cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the consolidated statement of profit or loss as incurred.

Any subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the expenditure will flow to the Group and cost can be measured reliably.

Certain subsidiaries of the Group recognize provisions related to the expected cost for the decommissioning of certain assets and rehabilitation and mine closure costs. The present value of such expected costs for the decommissioning of the asset after its use or rehabilitation and mine closure costs, is included in the cost of the respective asset if the recognition criteria for a provision are met.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

Depreciation is calculated using the straight-line method to allocate their cost, net of their residual values, over their estimated useful lives as follows;

Asset class	Useful lives (in years)
Land	Indefinite
Land improvements, Buildings & Building improvements	5-40
Machinery, Equipment, Furniture, and Fixtures	1-30
Assets under construction	Not depreciated
Mine development	3-26

Impact of change in the useful life and residual value on the transition date for some entities has been considered prospectively from 1 January 2017.

The property, plant and equipment acquired under finance leases is depreciated over the asset’s useful life or over the shorter of the asset’s useful life and the lease term if there is no reasonable certainty that the Group will obtain ownership at the end of the lease term.

Stores and spares having a useful life of more than one year are depreciated over their estimated useful lives.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

2.8	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

2.9	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

Finance leases that transfer to the Group substantially all of the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and a reduction in the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the consolidated statement of profit or loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

An operating lease is a lease other than a finance lease. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term.

2.10	Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition,

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses, if any. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is recognised in the consolidated statement of profit or loss when it is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortised over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the statement of profit or loss in the expense category consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives (see below in other intangibles) are not amortised, but are tested for impairment annually or at each reporting date when there is an indicator of impairment, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the consolidated statement of profit or loss when the asset is derecognised.

Goodwill

Goodwill on acquisition of subsidiaries is included in intangible assets. Goodwill is not amortised but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash generating units for the purpose of impairment testing. The allocation is made to those cash generating units or groups of cash generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

Research and development costs

Research and development costs are charged to the consolidated statement of profit or loss during the period incurred, except for the clear and specified projects, in which development costs can be recovered through the commercial activities generated by these projects. In this case, the development costs are considered intangible assets and are amortized using the straight-line method over a period of seven years.

Other intangibles

Other intangible assets, consisting primarily of trademarks, trade names, technology and customer relationships, are valued at fair value with the assistance of independent appraisers, effective from the date of acquisition of the subsidiary. A subsidiary, Cristal Inorganic Company's trade name is considered an intangible asset with an indefinite life and is not being amortized but instead is measured for impairment at least annually, or when events indicate that an impairment exists.

Other intangible assets also include patents and license costs. These assets are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related agreements.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

2.11	Exploration and evaluation costs

Pre-license costs are recognized in the consolidated statement of profit or loss.

Exploration and evaluation costs, including the costs of acquiring licenses, are capitalized as exploration and evaluation assets (“E&E assets”) on an area of interest basis pending determination of the technical feasibility and commercial viability of the project. When a license is relinquished or a project is abandoned, the related costs are recognized in the consolidated statement of profit or loss immediately.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount (see the impairment of assets policy note). For the purposes of impairment testing, E&E assets are allocated to cash-generating units consistent with the determination of areas of interest.

Once the technical and commercial viability of extracting a mineral resource is determined, E&E assets attributable to those reserves are first tested for impairment and then reclassified from E&E assets to mine development assets within property and equipment.

Expenditure deemed to be unsuccessful is recognized in the consolidated statement of profit or loss immediately.

2.12	Impairment of non-financial assets

Goodwill and assets with indefinite life are tested for impairment annually.

For other assets, the Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating unit’s (“CGU”) fair value less costs of disposal and its value in use. It is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

The Group bases its impairment calculation on detailed budgets and forecasts which are prepared separately for each of the Group’s CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the consolidated statement of profit or loss.

Impairment recognized previously on goodwill is not reversed.

The impairment testing conducted on the date of transition is based on the assumptions used under the previous GAAP as on that date. The estimates which were not required under the previous GAAP (for example the interest rate) are based on facts and circumstances exiting as on the transition date.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

2.13	Inventories

Cost of raw materials, consumables, spare parts and finished goods is determined on a weighted average cost basis. Cost of work in progress and finished goods includes cost of material, labor and an appropriate allocation of indirect overheads. Inventories are valued at the lower of cost and net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs to sell.

2.14	Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and on hand and short-term deposits and murabaha with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

2.15	Employee benefits

Short term obligations

Liabilities for wages and salaries and any other short term benefits that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognized in respect of employees services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the statement of financial position.

Post employment obligations

Defined contribution plans

Contributions to defined contribution superannuation plans are expensed when the employees have rendered service entitling them to the contributions.

Defined benefit plans

The cost of providing benefits under the defined benefit plans is determined using the projected unit credit method. Re-measurements, comprising actuarial gains and losses, are recognised immediately in the consolidated statement of financial position with a corresponding debit or credit to retained earnings through other comprehensive income in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

The present value of the defined benefit obligation for entities in Saudi Arabia has been determined by discounting the estimated future cash outflows by reference to US bond yields (as the Saudi Riyal is pegged to the US dollar) adjusted for an additional risk premium reflecting the possibility of the linkage being broken.

Past service costs are recognised in the consolidated statement of profit or loss on the earlier of the date of the plan amendment or curtailment and the date on which the Group recognises related restructuring costs. Net interest is calculated by applying the discount rate to the net defined benefit liability. The Group recognises the changes in the net defined benefit obligation under ‘Cost of sales’, ‘General and administration’ and ‘Selling and distribution’ expenses in the consolidated statement of profit or loss.

2.16	Provisions and contingent liabilities

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the consolidated statement of profit or loss net of any reimbursement.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

Decommissioning liabilities

The Group records an estimated liability for the future cost to close its facilities under certain lease agreements and the scheduled closure of certain landfills and recognizes the cost over the useful life of the related asset. The Group records a discounted liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset is recorded at the time the asset is acquired. The Group amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the estimated remaining life of the respective long-lived asset.

Rehabilitation and mine closure costs

Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going re-vegetation programs. Rehabilitation and mine closure costs are provided for at the present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in the present value of the provision at the end of the reporting period. The cost of rehabilitation and mine closure is capitalized as property and equipment to the extent it gives rise to future economic benefits. The amount capitalized is depreciated as part of property and equipment using the units of production method.

Restructuring provisions

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Environmental remediation costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally cannot be estimated, are not included in these liabilities.

Contingent liabilities

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made.

2.17	Overburden costs

Expenditure associated with the removal of mine overburden is deferred and charged to the consolidated statement of profit or loss as the mineral is extracted. The balance of the amount deferred is reviewed at each reporting date to determine the amount (if any) which is no longer recoverable out of future revenue. Any amounts so determined are written off.

2.18	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. For impairment of financial assets refer to Note 2.20 (i) (IV).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

2.19	Trade and other payables

These amounts represent liabilities for goods and services provided to the group prior to the end of financial period which are unpaid. The amounts are unsecured. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

2.20	Financial instruments

Financial instruments are recognised when the Group becomes a party to the contractual provisions of the instrument. A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i)	Financial assets

The Group determines the classification of its financial assets at initial recognition. The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

(I)	Classification

The financial assets are classified in the following measurement categories:

a)	Those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and
b)	Those to be measured at amortised cost.

For assets measured at fair value, gains and losses will either be recorded in the consolidated statement of profit and loss or other comprehensive income. For investments in equity instruments, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income.

(II) Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the statement of profit or loss as incurred.

Debt Instrument

Subsequent measurement of debt instruments depends on the Group's business model for managing the asset and the cash flow characteristics of the asset. The Group classifies debt instruments at amortised cost based on the below:

a)	The asset is held within a business model with the objective of collecting the contractual cash flows, and
b)	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. Employee loans, shareholder loans to joint venture entities are carried at amortized cost.

Equity Instrument

If the Group elects to present fair value gains and losses on equity investments in other comprehensive income, there is no subsequent reclassification of fair value gains and losses to profit or loss. Dividends from such investments shall continue to be recognised in the consolidated statement of profit or loss as other income when the Groups’ right

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

to receive payments is established. There are no impairment requirements for equity investments measured at fair value through other comprehensive income. Changes in the fair value of financial assets at fair value through profit or loss shall be recognised in other gains/(losses) in the consolidated statement of profit and loss as applicable.

(III)	Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the assets expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of the transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralized borrowing for the proceeds received.

(IV)	Impairment of Financial Assets

The Group applies expected credit loss (ECL) model for measurement and recognition of impairment loss on the financial assets and credit risk exposure that are debt instruments and are measured at amortised cost e.g., loans, deposits, trade receivables.

Expected credit losses is the probability-weighted estimate of credit losses (i.e. present value of all cash shortfalls) over the expected life of the financial asset. A cash shortfall is the difference between the cash flows that are due in accordance with the contract and the cash flows that the company expects to receive. The expected credit losses consider the amount and timing of payments and hence, a credit loss arises even if the Group expects to receive the payment in full but later than when contractually due. The expected credit loss method requires to assess credit risk, default and timing of collection since initial recognition. This requires recognising allowance for expected credit losses in the consolidated statement of profit or loss even for receivables that are newly originated or acquired.

Impairment of financial assets is measured as either 12 month expected credit losses or life time expected credit losses, depending on whether there has been a significant increase in credit risk since initial recognition. ‘12 month expected credit losses’ represent the expected credit losses resulting from default events that are possible within 12 months after the reporting date. ‘Lifetime expected credit losses’ represent the expected credit losses that result from all possible default events over the expected life of the financial asset.

Trade receivables are of a short duration, normally less than 12 months and hence the loss allowance measured as lifetime expected credit losses does not differ from that measured as 12 month expected credit losses. The Group uses the practical expedient in IFRS 9 for measuring expected credit losses for trade receivables using a provision matrix based on ageing of receivables.

The Group uses historical loss experience and derived loss rates based on the past twelve months and adjusts the historical loss rates to reflect the information about current conditions and reasonable and supportable forecasts of future economic conditions. The loss rates differ based on the ageing of the amounts that are past due and are generally higher for those with the higher ageing.

(V)	Income Recognition

Interest income

For all financial instruments measured at amortised cost and interest bearing financial assets, interest income is recognised using the effective interest rate (EIR), which is the rate that discounts the estimated future cash receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset.

When a loan and receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original EIR of the instrument, and continues unwinding the discount as interest income. Interest income on impaired financial asset is recognised using the original EIR.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

Dividends

Dividends receivable from financial instruments are recognised in the consolidated statement of profit or loss only when the right to receive payment is established, it is probable that the economic benefits associated with the dividend will flow to the group, and the amount of the dividend can be measured reliably.

ii)	Financial liabilities

The Group determines the classification of its financial liabilities at initial recognition.

(I)	Classification

The financial liabilities are classified in the following measurement categories:

a)	Those to be measured as financial liabilities at fair value through profit or loss,
b)	Those to be measured at amortised cost
(II)	Measurement

All financial liabilities are recognised initially at fair value. Financial liabilities accounted at amortised cost like loans and borrowings are accounted at the fair value determined based on the effective interest rate method (EIR) after considering the directly attributable transaction costs.

The Group classifies all financial liabilities as subsequently measured at amortised cost, except for financial liabilities at fair value through profit or loss. Such liabilities, including derivatives that are liabilities, shall be subsequently measured at fair value.

The effective interest rate (“EIR”) method calculates the amortised cost of a debt instrument by allocating interest charge over the relevant effective interest rate period. The effective interest rate is the rate that exactly discounts estimated future cash outflow (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition. This category generally applies to borrowings, trade payables etc.

The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, financial guarantee contracts and derivative financial instruments. The Group measures financial liabilities (except derivatives) at amortised cost.

(III)	Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the consolidated statement of profit or loss.

2.21	Derivative financial instruments and hedge accounting

Derivative financial instruments are initially measured at fair value on the contract date and are subsequently remeasured to fair value at each reporting date. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated.

The Group’s activities expose it to the financial risks of changes in foreign exchange rates and interest rates. The group documents at the inception of the hedging transaction the economic relationship between hedging instruments and hedged items including whether the hedging instrument is expected to offset changes in cash flows of hedged items. The group documents its risk management objective and strategy for undertaking various hedge transactions at the inception of each hedge relationship.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

2     BASIS OF PREPARATION AND CONSOLIDATION (continued)

The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.

Derivatives that are not designated as hedges

The Group enters into certain derivative contracts to hedge risks which are not designated as hedges. Such contracts are accounted for at fair value through profit and loss and are included in other income/(losses).

Derivatives that are designated as cash flow hedges

The effective portion of changes in the fair value of derivatives such as forward contracts and interest rate swaps that are designated and qualify as cash flow hedges is recognised in the other comprehensive income in cash flow hedging reserve within equity, limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, within other income/ (losses).

Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss.

When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss within other income/ (losses).

If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for in profit or loss at the time of the hedge relationship rebalancing.

2.22	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the Company or the counterparty.

2.23	Statutory reserve

In accordance with the Company’s Article of Association, the Company must transfer 10% of the net income in each year to the statutory reserve until it has built a reserve equal to one half of the capital. This reserve is not available for distribution.

3     USE OF CRITICAL ESTIMATES AND JUDGEMENTS

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of the accounting policies and the reported amount of assets, liabilities, income and expenses. Actual result may differ from these estimates.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are addressed below;

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

3     USE OF CRITICAL ESTIMATES AND JUDGEMENTS (continued)

(i)    Impairment reviews

IFRS requires management to undertake an annual test for impairment of indefinite lived assets and, for finite lived assets, to test for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment testing is an area involving management judgement, requiring inter alia an assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

a)	growth in earnings before interest, tax, depreciation and amortization (EBITDA), calculated as adjusted operating profit before depreciation and amortization;
b)	timing and quantum of future capital expenditure;
c)	long-term growth rates;
d)	selection of discount rates to reflect the risks involved; and
e)	quantum of mining reserves expected to be extracted over the period under consideration.

Changing the assumptions selected by management, in particular the discount rate and growth rate assumptions used in the cash flow projections, could significantly affect the Group’s impairment evaluation and hence results.

(ii)	Estimation of useful life and residual value

The useful life used to amortise or depreciate intangible assets or property, plant and equipment respectively relates to the expected future performance of the assets acquired and management’s judgement based on technical evaluation of the period over which economic benefit will be derived from the asset. The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. An asset’s expected life residual value has a direct effect on the depreciation charged in the consolidated statement of profit or loss.

The useful lives and residual values of Group’s assets are determined by management based on technical evaluation at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events which may impact their life such as changes in technology.

(iii)	Impairment losses on trade and other receivables

Trade and other receivables are stated at their amortised cost as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience adjusted appropriately for the future expectations. Individual trade receivables are written off when management deems them not to be collectible.

(iv)	Measurement of defined benefit obligations

The Company’s net obligation in respect of defined benefit schemes is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted.

The present value of the obligation is determined based on actuarial valuation at the statement of financial position date by an independent actuary using the Projected Unit Credit Method, which recognises each period of service as giving rise to an additional unit of employee benefit entitlement and measures. The obligation is measured at the present value of the estimated future cash flows. The discount rates used for determining the present value of the obligation under defined benefit plan are determined by reference to US bond yields, (as the Saudi Riyal is pegged to the US dollar) adjusted for an additional risk premium reflecting the possibility of the linkage being broken.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

3     USE OF CRITICAL ESTIMATES AND JUDGEMENTS (continued)

(v)	Estimate of zakat, current and deferred income tax

The Group’s zakat and tax charge on ordinary activities is the sum of the total zakat, current and deferred tax charges. The calculation of the Group’s zakat and total tax charge necessarily involves a degree of estimation and judgement in respect of certain items whose treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process. The final resolution of some of these items may give rise to material profits/losses and/or cash flows.

The recognition of deferred tax assets is based upon whether it is more likely than not that sufficient and suitable taxable profits will be available in the future against which the reversal of temporary differences can be deducted. To determine the future taxable profits, reference is made to the latest available profit forecasts. Where the temporary differences are related to losses, relevant tax law is considered to determine the availability of the losses to offset against the future taxable profits.

(vi)	Determining whether the Group or a company part of it is acting as an agent or principal

Principles of IFRS 15 are applied by identifying each specified (i.e. distinct) good or service promised to the customer in the contract and evaluating whether the entity under consideration obtains control of the specified good or service before it is transferred to the customer. This assessment requires significant judgement based on specific facts and circumstances.

4	EARLY ADOPTION OF IFRS 15 – REVENUE FROM CONTRACTS WITH CUSTOMERS AND IFRS 9 – FINANCIAL INSTRUMENTS
(a)	IFRS 15 - Revenue from contracts with customers

The Group has opted to early adopt IFRS 15. Based on the transitional provisions provided under the standard 1 January 2017 is the date of initial application. Further, the Group has opted for full retrospective method along with the following practical expedients:

•	Completed contracts that began and ended within the same reporting period have not been restated.
•	Transaction price on the date of completion of the contract has been used instead of re-estimating the variable consideration for comparative periods.
(b)	IFRS 9 – Financial instruments

The Company has opted to early adopt IFRS 9 Financial Instruments. Based on the transitional provisions under the standard, January 1, 2017 is the date of initial application. The application of IFRS 9 did not have a significant impact on amounts reported and disclosures made in the Company’s consolidated financial statements with respect to the Company’s financial assets and financial liabilities.

5	NEW STANDARDS AND AMENDMENTS ISSUED AND NOT YET EFFECTIVE

Following are the new standards and amendments to standards are effective for annual periods beginning after 1 January 2018 and earlier application is permitted; however, the Group has not early adopted them in preparing these Financial Statements.

(a)	IFRS 16 - Leases

IFRS 16 introduces a single, on-balance lease sheet accounting model for lessees. A lessee recognises a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard – i.e. lessors continue to classify leases as finance or operating leases.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

5
NEW STANDARDS AND AMENDMENTS ISSUED AND NOT YET EFFECTIVE (continued)

IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions.

Involving the Legal Form of a Lease

The standard is effective for annual periods beginning on or after 1 January 2019. Early adoption is permitted for entities that apply IFRS 15 at or before the date of initial application of IFRS 16.

Determining whether an arrangement contains a lease

On transition to IFRS 16, the Group can choose whether to:

•	Apply the IFRS 16 definition of a lease to all its contracts; or
•	Apply a practical expedient and not reassess whether a contract is, or contains, a lease.

Transition

As a lessee, the Group can either apply the standard using a:

•	Retrospective approach; or
•	Modified retrospective approach with optional practical expedients.

The lessee applies the election consistently to all of its leases. The Group currently plans to apply IFRS 16 initially on 1 January 2019. The Group has not yet determined which transition approach to apply.

As a lessor, the Group is not required to make any adjustments for leases in which it is a lessor except where it is an intermediate lessor in a sub-lease.

(b)	Annual Improvements to IFRSs 2014–2016 cycle
•	IFRS 1 First-time Adoption of IFRS- Outdated exemptions for first-time adopters of IFRS are removed. Effective for annual periods beginning on or after 1 January 2018.
•	IAS 28 Investments in Associates and Joint Ventures - A venture capital organisation, or other qualifying entity, may elect to measure its investments in an associate or joint venture at fair value through profit or loss. This election can be made on an investment-by-investment basis.

A non-investment entity investor may elect to retain the fair value accounting applied by an investment entity associate or investment entity joint venture to its subsidiaries. This election can be made separately for each investment entity associate or joint venture. Effective retrospectively for annual periods beginning on or after 1 January 2018; early application is permitted.

(c)	Other amendments

The following new or amended standards are not yet effective and the Group is in the process of assessing the potential impact of these on the consolidated financial statements:

•	Classification and Measurement of Share-based Payment Transactions (Amendments to IFRS 2).
•	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28).
•	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts (Amendments to IFRS 4) Amendments respond to industry concerns about the impact of differing effective dates.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

5
NEW STANDARDS AND AMENDMENTS ISSUED AND NOT YET EFFECTIVE (continued)

•	Transfers of Investment Property (Amendments to IAS 40) – A property asset is transferred when, and only when, there is evidence of an actual change in its use.
•	IFRIC 22 Foreign Currency Transactions and Advance Consideration - clarifies the transaction date used to determine the exchange rate.
6	APPLICATION OF NEW STANDARDS AND AMENDMENTS APPLIED

The Group has adopted, as appropriate, the following new and amended IASB Standards, effective 1 January 2017.

(a)	Disclosure Initiative (Amendments to IAS 7)

The amendments require disclosures that enable users of Financial Statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes.

Group’s financing activities, as disclosed in consolidated statement of cash flows, represents only cash flow changes, except for finance cost paid for which non cash change is reflected in cash flow from operating activities.

(b)	Recognition of Deferred Tax Assets for Unrealised Losses (Amendments to IAS 12)

The amendments clarify the accounting for deferred tax assets for unrealised losses on debt instruments measured at fair value. Group does not hold any debt instruments measured at fair value. Therefore, there is no impact of this amendment on these consolidated financial statements.

(c)	Annual Improvements to IFRSs 2014–2016 Cycle (Amendments to IFRS 12 Disclosure of Interests in OtherEntities)

The amendments clarify that disclosure requirements for interests in other entities also apply to interests that are classified as held for sale or distribution. There is no impact of this amendment on Financial Statements.

Further, the Group is assessing the impact of the changes proposed under the annual improvement cycles which are in the exposure draft stage.

New accounting standards

Effective from 1 January 2017, the Group has implemented the International Financial Reporting Standards (“IFRS”), based on which the accounting policies mentioned above could be subject to revision for compliance with the IFRS.

7     FIRST TIME ADOPTION OF IFRS

In preparing the opening IFRS Statement of Financial Position, the Group has adjusted amounts reported in the consolidated financial statements prepared in accordance with previous GAAP. An explanation of how the transition from previous GAAP to IFRS has affected the Group's consolidated Statement of Financial Position, Statement of Profit or Loss and cash is set out in the following tables and the notes that accompany the tables.

Exemptions

IFRS 1 allows first-time adopters certain mandatory and optional exemptions from the retrospective application of certain requirements under IFRS. Following are the applicable exemptions for the Group:

Estimates

The estimates at 1 January 2016 and 31 December 2016 are consistent with those made for the same dates in accordance with previous GAAP (after adjustments to reflect any differences in accounting policies) apart from defined employee benefit obligation where application of previous GAAP did not require estimation and impairment

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7     FIRST TIME ADOPTION OF IFRS (continued)

accounted for one of the group entities where the previous GAAP required use of undiscounted or gross cash flows as against use of discounted cash flows as required by IAS 36 – Impairment of assets. The estimates used by the Group to present these amounts in accordance with IFRS reflect conditions at 1 January 2016, the date of transition. Further, the impact of change in the useful life of plant and machinery for certain entities has been accounted for prospectively from 1 January 2017 based on the principles of IFRS 1.

Business combinations

IFRS 1 provides an option to apply the principles of IFRS 3 - Business combinations, prospectively from the transition date or a specific date prior to the transition date to be determined by the management. Alternatively a company might opt for full retrospective application of IFRS 3 requirements as well.

If the optional exemption to apply IFRS 3 from the transition date is applied, IFRS 1 also requires that the previous GAAP carrying amount of goodwill as at the transition date must be used in the opening IFRS statement of financial position (apart from adjustments for goodwill impairment and recognition or derecognition of intangible assets). Use of this exemption means that the previous GAAP carrying amounts of assets and liabilities, that are required to be recognized under IFRS, is their deemed cost at the date of the acquisition. After the date of the acquisition, measurement is in accordance with IFRS. Assets and liabilities that do not qualify for recognition under IFRS are excluded from the opening IFRS statement of financial position. Accordingly, the Group has opted to apply IFRS 3 prospectively from the transition date and not restate any business combinations with acquisition dates prior to the transition date.

Cumulative translation adjustments

IFRS 1 provides an optional exemption to deem all the foreign currency translation differences that arose prior to the transition date to be nil. Accordingly, the Group has deemed all the cumulative foreign currency translation differences to be zero as at the transition date of 1 January 2016.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7    First time adoption of IFRS

7.1	Statement of Financial Position as at 1 January 2016
	1 Jan 16 (GAAP) SR ’000	IFRS adjustments SR ’000	1 Jan 16 (IFRS) SR ’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	719,358	—	719,358
Accounts receivable and prepayments	1,487,481	(10,462)	1,477,019
Inventories	3,372,776	(30,295)	3,342,481
Due from related parties	—	—	—
TOTAL CURRENT ASSETS	5,579,615	(40,757)	5,538,858
NON-CURRENT ASSETS
Property, plant and equipment	7,090,045	8,704	7,098,749
Investments	1,531,262	(882,896)	648,366
Goodwill	649,831	—	649,831
Other intangible assets	377,085	—	377,085
Due from related parties	—	516,136	516,136
Deferred income tax assets	307,334	—	307,334
Exploration and evaluation costs	229,815	—	229,815
Other assets	63,864	(66,890)	(3,026)
TOTAL NON-CURRENT ASSETS	10,249,236	(424,946)	9,824,290
TOTAL ASSETS	15,828,851	(465,703)	15,363,148
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accruals	1,672,764	—	1,672,764
Provisions	227,301		227,301
Employee benefits	—	—	—
Short term loans	1,936,475	—	1,936,475
Due to related parties	57,035	—	57,035
Current portion of long term loans	2,002,891	—	2,002,891
TOTAL CURRENT LIABILITIES	5,896,466	—	5,896,466
NON-CURRENT LIABILITIES
Long term loans	4,702,327	(80,000)	4,622,327
Employee benefits	237,010	60,919	297,929
Due to related parties	—	692,331	692,331
Deferred income tax liabilities	460,788	—	460,788
Provisions	213,683	—	213,683
Other liabilities	181,296	—	181,296
TOTAL NON-CURRENT LIABILITIES	5,795,104	673,250	6,468,354
TOTAL LIABILITIES	11,691,570	673,250	12,364,820
EQUITY
Equity attributable to the shareholders’ of the parent company
Capital	2,362,500	—	2,362,500
Statutory reserve	507,202	—	507,202
Additional contribution by shareholders’	734,894	(734,894)	—
Capital contribution	—	100,578	100,578
Retained earnings	2,085,965	(2,089,442)	(3,477)
Other reserves	(1,622,004)	1,584,805	(37,199)
Total equity attributable to the shareholders’ of the parent company	4,068,557	(1,138,953)	2,929,604
NON-CONTROLLING INTEREST	68,724	—	68,724
TOTAL SHAREHOLDERS’ EQUITY	4,137,281	(1,138,953)	2,998,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	15,828,851	(465,703)	15,363,148

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7    First time adoption of IFRS (continued)

7.2	Statement of Financial Position as at 31 December 2016
	31 Dec 16 (GAAP) SR ’000	IFRS adjustments SR ’000	31 Dec 16 (IFRS) SR ’000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	436,633	—	436,633
Accounts receivable and prepayments	1,538,134	(17,050)	1,521,084
Inventories	2,258,720	(21,089)	2,237,631
Due from related parties	137,500	—	137,500
TOTAL CURRENT ASSETS	4,370,987	(38,139)	4,332,848
NON-CURRENT ASSETS
Property, plant and equipment	6,218,397	6,382	6,224,779
Investments	1,507,039	(894,431)	612,608
Goodwill	644,600	—	644,600
Other intangible assets	339,394	—	339,394
Due from related parties	231,079	531,020	762,099
Deferred income tax assets	233,426	—	233,426
Exploration and evaluation costs	392,337	—	392,337
Other assets	93,676	(44,028)	49,648
TOTAL NON-CURRENT ASSETS	9,659,948	(401,057)	9,258,891
TOTAL ASSETS	14,030,935	(439,196)	13,591,739
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accruals	1,653,900	—	1,653,900
Provisions	139,499	—	139,499
Employee benefits	3,221	—	3,221
Short term loans	63,217	—	63,217
Due to related parties	260,993	—	260,993
Current portion of long term loans	119,705	—	119,705
TOTAL CURRENT LIABILITIES	2,240,535	—	2,240,535
NON-CURRENT LIABILITIES
Long term loans	7,056,980	(44,028)	7,012,952
Employee benefits	240,321	27,650	267,971
Due to related parties	241,759	727,758	969,517
Deferred income tax liabilities	260,155	—	260,155
Provisions	365,405	—	365,405
Other liabilities	129,527	—	129,527
TOTAL NON-CURRENT LIABILITIES	8,294,147	711,380	9,005,527
TOTAL LIABILITIES	10,534,682	711,380	11,246,062
EQUITY
Equity attributable to the shareholders’ of the parent company
Capital	2,362,500	—	2,362,500
Statutory reserve	507,202	—	507,202
Additional contribution by shareholders’	892,516	(892,516)	—
Capital contribution	—	239,404	239,404
Retained earnings	1,351,320	(2,095,669)	(744,349)
Other reserves	(1,726,609)	1,598,205	(128,404)
Total equity attributable to the shareholders’ of the parent company	3,386,929	(1,150,576)	2,236,353
NON-CONTROLLING INTEREST	109,324	—	109,324
TOTAL SHAREHOLDERS’ EQUITY	3,496,253	(1,150,576)	2,345,677
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	14,030,935	(439,196)	13,591,739

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7    First time adoption of IFRS (continued)

7.3	Statement of Profit or Loss for the twelve months ended 31 December 2016
	12 months ended 31 Dec 16 (GAAP) SR ’000	IFRS adjustments SR ’000	12 months ended 31 Dec 16 (IFRS) SR ’000
Sales	6,514,043	(6,587)	6,507,456
Cost of sales	(5,948,120)	6,884	(5,941,236)
GROSS PROFIT / (LOSS)	565,923	297	566,220
EXPENSES
Selling and distribution	(417,225)	—	(417,225)
General and administration	(543,973)	19,869	(524,104)
Impairment of assets	(9,895)	—	(9,895)
	(971,093)	19,869	(951,224)
PROFIT / (LOSS) FROM OPERATIONS	(405,170)	20,166	(385,004)
Other income / (expenses), net	(6,829)	—	(6,829)
Financial charges	(255,709)	(14,857)	(270,566)
Share of the profit / (loss) of associate accounted for using the equity method	(29,091)	(11,535)	(40,626)
PROFIT / (LOSS) BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTEREST	(696,799)	(6,226)	(703,025)
Zakat and income tax	(11,900)	—	(11,900)
NET PROFIT / (LOSS) BEFORE NON-CONTROLLING INTEREST	(708,699)	(6,226)	(714,925)
(Income) / loss attributable to non-controlling interest	(25,959)	—	(25,959)
NET PROFIT / (LOSS) FOR THE YEAR	(734,658)	(6,226)	(740,884)
OTHER COMPREHENSIVE INCOME
NET PROFIT / (LOSS) FOR THE YEAR AFTER ZAKAT AND INCOME TAX	(708,699)	(6,226)	(714,925)
Items to be classified to profit or loss in subsequent periods
Exchange adjustments on translation	(119,162)	—	(119,162)
Cash flow hedges	(4,915)	—	(4,915)
Net other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods	(124,077)	—	(124,077)
Items not to be classified to profit or loss in subsequent periods
Re-measurement of defined benefit plan	19,472	13,400	32,872
Net other comprehensive income / (loss) not to be reclassified to profit or loss in subsequent periods	19,472	13,400	32,872
TOTAL COMPREHENSIVE INCOME / (LOSS) FOR THE YEAR	(813,304)	7,174	(806,130)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7    First time adoption of IFRS (continued)

7.4	Equity Reconciliation
	Note	31 Dec 16 SR ’000	1 Jan 16 SR ’000
Total shareholders equity under previous GAAP as at the reporting date	7.2, 7.1	3,496,253	4,137,281
IFRS adjustments
Impact of reclassification of items in consumables and spare parts inventory to Property, Plant and Equipment and consequential depreciation	14 A	(30,326)	(31,940)
Impact of creation of provision for employee’s terminal benefits	14 B	(27,651)	(60,919)
Impact of IFRS impairment adjustment of equity accounted investment	14 C	(365,002)	(365,002)
Impact of reclassification of additional contribution by shareholders’ to related party non-current liabilities	14 D	(892,516)	(734,894)
Impact of deferral of revenue until transfer of control to the customer	14 E	(1,430)	(114)
Impact of amortization of SIDF loan fees	14 F	—	13,111
Impact of fair valuing shareholders’ interest free loans - capital contribution	14G	239,403	100,578
Impact of fair valuing shareholders’ interest free loans - interest payable	14G	(74,645)	(58,015)
Impact of interest payable on fair valuing shareholder interest free loans IFRS adjustments of equity accounted investment	14H	(14,530)	(2,995)
Impact of fair valuing interest free loans to associate investment - interest receivable	14I	16,121	1,237
Total IFRS adjustments		(1,150,576)	(1,138,953)
Equity under IFRS as at the reporting date		2,345,677	2,998,328

Notes to the Equity Reconciliation, Statement of Profit or Loss, Other Comprehensive Income and Statement of Financial Position presented above are as follows:

A)	Spare parts inventory

Stores and spares meeting the definition of Property, Plant and Equipment have been capitalised based on the requirements of IAS 16. The consequential impact of this has been accounted for retrospectively based on their estimated useful life.

B)	Employees’ terminal benefits

Under previous GAAP, the Group recognised costs related to its employee’s terminal benefits based on the Saudi labor law. Under IFRS liabilities are recognised based on an actuarial valuation. The employee’s terminal benefits liability has been recognised in full against retained earnings.

C)	Investment in AMIC - Impairment

Under IFRS, Cristal’s investment in AMIC was deemed to be impaired. This has reduced retained earnings by SR 365 million on the transition date of 1 December 2016 and as of 31 December 2016.

D)	Additional contribution by shareholders’

Under IFRS, these interest free contributions from shareholders are now classified as non-current related party liabilities and discounted to fair value at a market rate of interest when each loan was advanced.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

7    First time adoption of IFRS (continued)

E)	Revenue recognition

Under previous GAAP, certain export sales were recorded at the time of dispatch. However, under IFRS, recognition of revenue on these transactions has been delayed until the transfer of control of the goods to customers.

F)	Amortization of SIDF loan fees

Under IFRS SIDF loan fees are amortised over the minimum term of the loan.

G)	Fair valuing shareholder interest free loans

Under IFRS interest free loans from shareholders are required to be fair valued. The loan amount is discounted using a market rate of interest with the interest free benefit being recorded as a capital contribution. The interest payable is then recorded for the term of the loan.

H)	Investment in AMIC - Interest payable on fair valuing shareholder interest free loans

See ‘G’ above which is also true for the investment in AMIC which increases the share of the loss.

I)	Fair valuing interest free loans to associate investment

Under IFRS interest free loans to associate investments are required to be fair valued. The loan amount is discounted using a market rate of interest with the interest free coat being recorded as an increase in investment. The interest receivable is then recorded for the term of the loan.

8     ACCOUNTS RECEIVABLE AND PREPAYMENTS

	2017 SR ’000	2016 SR ’000
Trade accounts receivable	1,422,513	1,082,627
Provision for impairment	(12,921)	(11,663)
Trade accounts receivable, net	1,409,592	1,070,964
Prepayments	606,529	450,120
	2,016,121	1,521,084

The carrying value of the trade accounts receivable approximates fair value.

The Group sells a broad range of industrial and performance chemicals and mineral sands to a diverse group of customers operating throughout the world. Accordingly, there is no significant concentration of risk in any one particular country. Credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize credit risk and to determine the allowance for doubtful accounts. Collateral is generally not required, but may be used under certain circumstances or in certain markets, particularly in lesser-developed countries of the world. The Group performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit.

Trade receivables disclosed above include amounts that are past due at the end of reporting period for which the Group has not recognized an allowance for doubtful receivables because there has not been a significant change in the credit quality and the amounts are considered fully recoverable. Aging of receivables that are past due but not impaired are summarized below:

	2017 SR ’000	2016 SR ’000
0 - 90 days	35,351	35,351
91 - 180 days	2,301	1,185
181 - 360 days	1,271	87
More than 360 days	498	103
	39,421	36,726

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

8     ACCOUNTS RECEIVABLE AND PREPAYMENTS  (continued)

The aging of trade accounts receivable which are past due and considered impaired by management is as follows:

	2017 SR ’000	2016 SR ’000
0 - 90 days	—	—
91 - 180 days	—	—
181 - 360 days	—	1,016
More than 360 days	12,921	10,647
	12,921	11,663

The movements in the provision for impairment of receivables are as follows:

	2017 SR ’000	2016 SR ’000
Opening balance	11,663	14,488
Charge for the year	260	734
Reductions/Payments	(18)	(6,827)
Foreign currency movements	(5,382)	5,695
Adjustments/Other	6,398	(2,427)
Closing balance	12,921	11,663
9	INVENTORIES
	2017 SR ’000	2016 SR ’000
Finished goods	1,061,687	901,750
Work-in-process	332,453	317,954
Raw materials	686,953	788,060
Spare parts and supplies	207,582	324,014
Reserve for spare parts and supplies	(17,145)	(94,147)
	2,271,530	2,237,631

The movement in reserve for spare parts and supplies is as follows:

	2017 SR ’000	2016 SR ’000
Opening balance	94,147	112,767
Additions	3,089	3,371
Reductions/Payments	(10,382)	(13,397)
Adjustments/Other	(71,269)	(311)
Foreign currency movements	1,560	(8,283)
Closing balance	17,145	94,147

The cost of inventory recognized as an expense during the year was SR 5.19 billion (2006: SAR 5.02 billion).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

10   RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties:

Parent:	National Industrialization Company (Tasnee)
Non-controllling shareholders:	Gulf Investment Corporation (GIC)
Dr. Talal Al-Shair
Associates:	Advanced Metals Industries Cluster Company (AMIC)
Advanced Metal Industries and Toho Titanium Company
Fellow group subsidiaries:	Rowad National Plastics Company
National Batteries Company (Battariat)

Amounts due from and due to these related parties consist of the following:

	2017 SR ’000	2016 SR ’000
National Industrialization Company (Tasnee)
- Services provided and recharged costs	9,142	4,134
Advanced Metals Industries Cluster Company (AMIC)
- Services provided and recharged costs	38,607	28,504
Advanced Metal Industries and Toho Titanium Company
- Services provided and recharged costs	175,346	101,113
Rowad National Plastics Company
- Services provided and recharged costs	5,634	3,507
National Batteries Company (Battariat)
- Services provided and recharged costs	70	242
Due from related parties - current	228,799	137,500
Advanced Metals Industries Cluster Company (AMIC)
- Interest bearing loans	775,091	762,099
Due from related parties - non-current	775,091	762,099
National Industrialization Company (Tasnee)
- Services provided and recharged costs	127,938	82,361
Advanced Metals Industries Cluster Company (AMIC)
- Services provided and recharged costs	32,838	15,310
Advanced Metal Industries and Toho Titanium Company
- Services provided and recharged costs	212,476	163,322
Due to related parties - current	373,252	260,993
National Industrialization Company (Tasnee)
- Interest bearing loans	1,066,819	821,037
Gulf Investment Corporation (GIC)
- Interest bearing loans	173,151	143,737
Dr. Talal Al-Shair
- Interest bearing loans	4,850	4,743
Due to related parties - non-current	1,244,820	969,517

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

10   RELATED PARTY TRANSACTIONS (continued)

Significant related party transactions consist of the following:

	31 Dec 2017 SR ’000	31 Dec 2016 SR ’000
National Industrialization Company (Tasnee)
- Interest bearing loan advances received	116,691	—
- Fair value of shareholder interest free loans received	97,267	199,468
- Deemed capital contribution received on shareholder interest free loans	52,733	111,800
- Interest expense accrued	31,825	26,364
- Net shared services expense	43,157	5,306

Gulf Investment Corporation (GIC)
- Fair value of shareholder interest free loans received	24,317	47,974
- Deemed capital contribution received on shareholder interest free loans	13,183	27,026
- Interest expense accrued	5,097	3,274

Advanced Metals Industries Cluster Company (AMIC)
- Fair value of shareholder interest free loan advance paid	7,903	—
- Deemed capital contribution paid on shareholder interest free loan (note 12)	4,286	—
- Interest income accrued	22,872	73,017

Dr. Talal Al-Shair
- Interest expense accrued	106	104
- Remuneration	3,000	3,000

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

11	PROPERTY, PLANT AND EQUIPMENT
	Land SR ’000	Land improvements, Buildings & Building improvements SR ’000	Machinery, Equipment, Furniture, and Fixtures SR ’000	Assets under construction SR ’000	Mine development SR ’000	Total SR ’000
Cost
Balance at January 1, 2016	257,224	1,165,779	7,027,862	2,249,725	969,548	11,670,138
Additions	9,959	2,269	48,047	338,023	19	398,317
Transfers	13,333	180,028	380,419	(597,683)	(146,698)	(170,601)
Disposals	(5,169)	(1,021)	(35,517)	(3,185)	(1,471)	(46,363)
Foreign currency translation & other	(7,940)	16,551	79,852	(513,650)	(7,638)	(432,825)
Balance at December 31, 2016	267,407	1,363,606	7,500,663	1,473,230	813,760	11,418,666
Additions	—	12,910	40,747	426,083	117	479,857
Transfers	—	6,922	234,617	(267,050)	58,052	32,541
Disposals	—	(27,869)	(98,052)	(18,347)	(27,995)	(172,263)
Impairment	—	—	—	(86,037)	—	(86,037)
Foreign currency translation & other	17,651	25,346	129,377	15,892	58,429	246,695
Balance at December 31, 2017	285,058	1,380,915	7,807,352	1,543,771	902,363	11,919,459
Accumulated Depreciation
Balance at January 1, 2016	—	536,823	3,579,885	—	508,382	4,625,090
Depreciation Expense	—	74,480	452,778	—	95,167	622,425
Disposals	—	(1,020)	(28,198)	—	(1,471)	(30,689)
Transfers	—	18,047	(18,047)	—	(5,906)	(5,906)
Foreign currency translation & other	—	2,020	(11,725)	—	(7,328)	(17,033)
Balance at December 31, 2016	—	630,350	3,974,693	—	588,844	5,193,887
Depreciation Expense	—	66,747	454,314	—	79,390	600,451
Disposals	—	(25,923)	(90,982)	—	(27,960)	(144,865)
Transfers	—	806	(806)	—	—	—
Foreign currency translation & other	—	(4,676)	(40,940)	—	43,015	(2,601)
Balance at December 31, 2017	—	667,304	4,296,279	—	683,289	5,646,872
Net Book Value
Balance at December 31, 2016	267,407	733,256	3,525,970	1,473,230	224,916	6,224,779
Balance at December 31, 2017	285,058	713,611	3,511,073	1,543,771	219,074	6,272,587

The Company has constructed 118 housing units for the benefit of its employees working in Yanbu, Kingdom of Saudi Arabia as part of a Housing Ownership Program (“HOP”). No units have been issued to employees as at 31 December 31, 2017 and the carrying value is within the Assets under construction category above. The carrying amount of the units was compared to the average of three agencies valuations and the excess of the carrying amount over the valuations resulted in an impairment of SR 86,037,000.

In connection with the HPP closure (note 19), there is SR 20.2 million of property, plant and equipment as of December 31, 2017 and 2016 which the Company intends to sell.

The consolidated statements of profit or loss for the years ended December 31, 2017 and 2016 include maintenance and repair expenses of SR 256.7 million and SR 217.5 million, respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

12   INVESTMENTS

	2017 SR ’000	2016 SR ’000
Available-for-sale investments (see note (a) below)	6,294	7,286
Investment in an associate (see note (b) below)	514,298	604,318
Investment Marafiq	1,004	1,004
	521,596	612,608

(a) This includes the Parent Company’s investment in a share of Kingdom of Saudi Arabia entity and shares from a legal settlement in Brazil. The fair value of the investments in the Kingdom of Saudi Arabia entity could not be determined, therefore, this investment is valued at cost less impairment, if any.

(b) As mentioned in note 2.1, the Company along with Tasnee incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). The investment in associate is carried in the balance sheet at cost adjusted by the changes in the Parent Company’s share of net assets of associate. The consolidated statement of income reflects the Parent Company’s share of the results of operations of the associate. The movement in the investment during the year is as follows:

	2017 SR ’000	2016 SR ’000
Opening balance	604,318	644,944
Additions (note 10)	4,286	—
Share of results during the period	(94,306)	(40,626)
Closing balance	514,298	604,318

13   GOODWILL

	Cristal Inorganic Chemicals (‘CIC’) SR ’000	Jiangxi Tikon Titanium Co Ltd (‘JTT’) SR ’000	2017 Total SR ’000
Opening balance	636,993	7,607	644,600
Foreign currency movements	17,561	—	17,561
Closing balance	654,554	7,607	662,161
	Cristal Inorganic Chemicals (‘CIC’) SR ’000	Jiangxi Tikon Titanium Co Ltd (‘JTT’) SR ’000	2016 Total SR ’000
Opening balance	642,093	7,738	649,831
Foreign currency movements	(5,100)	(131)	(5,231)
Closing balance	636,993	7,607	644,600

Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. and subsidiaries, was transferred by Cristal Inorganic Chemicals Limited to Cristal effective January 1, 2017 as part of a corporate reorganization in which Cristal Inorganic Chemicals Limited was liquidated.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

13   GOODWILL  (continued)

Annual test for impairment

During the financial year, the Company assessed the recoverable amount of its assets, including goodwill and other intangible assets, and determined that goodwill was not impaired. The business has utilized a discounted cash flow model as the basis to determine the recoverable amount.

Key assumptions made in the asset impairment calculations are as follows and are listed for each of the cash generating unit’s with material goodwill and other intangible balances:

Cristal Inorganic Chemicals

(i)	The projected cash flows used were based on the 5 year business plan forecasts approved by management. Management believes this is the best available information on projected sales and production volumes, sales prices and production costs.
(ii)	The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 2.8% (2016: 1.8%).
(iii)	The discount rate of 11.3% (2016: 8.9%) was applied to the cash flow projections, based on the weighted- average cost of capital of the Company.

Cristal Metals

(i)	The projected cash flows used were based on the 10 year business plan forecasts approved by management. Management believes this is the best available information on projected sales and production volumes, sales prices and production costs.
(ii)	The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 4.6% (2016: 4.6%).
(iii)	The discount rate of 17.0% (2016: 17.0%) was applied to the cash flow projections, based on the long term risk free rate and the equity, size, industry and company risk premium, without considering the effect of tax.
(iv)	The corporation tax used was 28.8%

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

14	OTHER INTANGIBLE ASSETS
	Patents & Trademarks SR ’000	Technology SR ’000	Others SR ’000	Total SR ’000
Cost
Balance at January 1, 2016	66,956	475,675	160,694	703,325
Additions			30	30
Foreign currency translation & other	(359)	(20,937)	(14,176)	(35,472)
Balance at December 31, 2016	66,597	454,738	146,548	667,883
Additions	—	—	560	560
Transfer from other non-current assets	—	—	3,650	3,650
Impairment	(28,950)	—	—	(28,950)
Disposal	—	—	(18,753)	(18,753)
Foreign currency translation & other	1,105	14,509	4,804	20,418
Balance at December 31, 2017	38,752	469,247	136,809	644,808
Accumulated Amortisation
Balance at January 1, 2016	(1,977)	(246,139)	(78,124)	(326,240)
Amortization expense	(173)	(29,111)	(7,038)	(36,322)
Foreign currency translation & other	1,820	21,783	10,470	34,073
Balance at December 31, 2016	(330)	(253,467)	(74,692)	(328,489)
Amortisation expense	(170)	(27,541)	(6,341)	(34,052)
Transfer from other non-current assets	—	—	(1,898)	(1,898)
Disposals	—	—	18,747	18,747
Foreign currency translation & other	(29)	(7,688)	(1,230)	(8,947)
Balance at December 31, 2017	(529)	(288,696)	(65,414)	(354,639)
Net Book Value
Balance at December 31, 2016	66,267	201,271	71,856	339,394
Balance at December 31, 2017	38,223	180,551	71,395	290,169

The result of the Company’s 2017 impairment calculation for Cristal Metals was that the discounted future cash flows could not support the carrying value of certain intangibles resulting in the Company recognizing SR 28,950,000 of impairment expense for Trademarks and Patents. Further details regarding impairment calculations are contained in note 13.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

15   ZAKAT AND INCOME TAX

The Company is an entity domiciled in the Kingdom of Saudi Arabia. The Company operates through its various subsidiaries in a number of countries throughout the world. Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. In the Kingdom of Saudi Arabia zakat is payable based on the financial statements of the Parent Company.

The significant components of the provision for zakat and income taxes were as follows:

	2017 SR ’000	2016 SR ’000
Current
Federal income tax	76,926	(38,069)
State income tax	(281)	(5,235)
Foreign income tax (non-U.S.)	(30,322)	14,917
Total benefit/(expense) from current income taxes	46,323	(28,387)
Zakat	(3,750)	(40,245)
Total benefit/(expense) from current zakat and income taxes	42,573	(68,632)
Deferred
Federal income tax	38,561	14,130
State income tax	4,665	3,322
Foreign income tax (non-U.S.)	8,947	39,280
Total benefit/(expense) from deferred income taxes	52,173	56,732
Total benefit/(expense) from zakat and income taxes	94,746	(11,900)
	2017 SR ’000	2016 SR ’000
Deferred tax related to items recognized in OCI during the year:
Remeasurement of the minimum pension adjustment	42,431	13,582
Remeasurement of the other pension retirement benefits	(2,569)	349
Deferred tax recognized in total shareholder’s equity	39,862	13,931

The zakat and income tax on the Company’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	2017 SR ’000	2016 SR ’000
Income tax calculated at domestic tax rates in the respective countries	(38,873)	23,501
Reserves against U.S. tax positions	98,944	(31,451)
De-recognition of Switzerland deferred tax asset	9,079	(28,148)
De-recognition of Netherlands deferred tax asset	(24,941)	—
De-recognition of U.S. deferred tax asset	(21,199)	(6,281)
Movements in Brazil deferred tax	3,585	14,509
Change in France unrecognized deferred tax assets	42,233	11,475
Nontaxable income & research & development credits	27,371	18,158
Nondeductible expenses	(24,626)	(799)
Unrecognized US & UK deferred taxes	17,040	—
Change in jurisdictional tax rates	72,034	—
Change in prior year tax positions	(55,343)	—
U.S. state and local taxes	—	(3,776)
Nondeductible amortization expense	—	—
Other (including zakat)	(10,557)	(9,088)
Total benefit/(expense) from zakat and income taxes	94,747	(11,900)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

15   ZAKAT AND INCOME TAX (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating losses. Significant components of the Company’s deferred income tax liabilities and assets were as follows:

	2017 SR ’000	2016 SR ’000
Deferred income tax assets
Net operating losses & AMT credit	300,618	210,492
R&D tax credit carryovers	55,481	52,983
Employee benefit plans	—	15,139
Accrued and prepaid expenses	13,684	2,775
Accrued compensation	10,050	16,504
Interest expense carryover	22,230	94,146
Restructuring reserve	17,572	29,490
Inventory revaluation & capitalization	(7,504)	41,643
Non-trading losses	—	187
Environmental Remediation	50,549	44,876
Other	12,225	34,616
Total deferred income tax assets	474,905	542,851
Deferred income tax liabilities
Depreciation and amortization	(205,887)	(307,837)
Adjustments related to uncertain tax positions	(235,951)	(218,300)
Employee benefit plans	(11,385)	—
Deferred revenue & shutdown costs	(2,801)	(6,814)
Other	(2,868)	(36,629)
Total deferred income tax liabilities	(458,892)	(569,580)
Net deferred income tax asset/(liability)	16,013	(26,729)

In assessing the recoverability of deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which (i) the net operating losses can be utilized, and/or (ii) the temporary differences can be reversed. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income (excluding taxable amounts arising from deductible temporary differences that are expected to originate in future periods) and tax strategies in making this assessment. In order to fully realize the deferred tax asset related to the net operating losses, the Company will need to generate sufficient future taxable income in the countries where these net operating losses exist. Based upon projections for future taxable income over the periods in which the net operating losses can be utilized and/or the temporary differences can be reversed, management believes it is probable that the Company will realize the recorded deferred tax assets.

At December 31, 2017, the Company has tax losses, the tax benefit of which would be SR 814.5 million at current statutory rates. Of this total benefit, SR 285.4 million is recognized for deferred tax purposes. At December 31, 2016, the tax benefit was SR 806.2 million of which SR 201.0 million was recognized for deferred tax purposes.

The unrecognized tax benefit in Brazil is SR 41.2 million compared to SR 60.0 million at December 31, 2016 and does not have an expiration date. The amount of tax loss carryforwards in Brazil that can be used annually is limited to 30% of annual Brazilian taxable income. At December 31, 2017, France has unrecognized carryforward losses with an expected net tax benefit of SR 375.7 million compared to SR 315.0 million at December 31, 2016 that does not have an expiration date. The amount of net operating losses that can be offset against subsequent taxable income is limited to 50% of that year’s taxable income exceeding EUR 1 million. The remaining 50% of income will

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

15   ZAKAT AND INCOME TAX (continued)

be taxed at the general corporate tax rate. The unrecognized tax benefit in Switzerland at December 31, 2017 is SR 68.6 million compared to SR 78.0 million at December 31, 2016 that expire beginning in 2023. In the U.S., the unrecognized tax benefit at December 31, 2017 is SR 102.7 million compared to SR 152.6 million at December 31, 2016 that expire beginning in 2029. The reduction in unrecognized tax benefit is a result of the reduction in the corporate tax rate going forward from 2017 instituted by the Tax Cuts and Jobs Act passed by the U.S. in December of 2017 (see below).

At December 31, 2017, the Company reassessed the deferred tax assets in France. Based on recent earnings and outlook, the Company increased its recognized deferred tax asset to SR 59.6 million. The most significant component of the recorded deferred tax asset consists of past operating losses that are expected to be realized with projected positive earnings in the next few years. While France utilized a portion of the released deferred tax asset in the form of its limited application of net operating loss carry forward against 2016 taxable income, no additional deferred tax assets were recognized during 2017.

During 2008, the Company purchased a mining company in Australia. Although the operating results of the mining company are not reported in the Australian manufacturing company’s group financial statements under Cristal Australia Pty, Ltd., the Company is allowed to file a group tax return with Australian mining and manufacturing subsidiaries in Australia. Under Australian tax rules, the mining company may contribute existing taxable losses to the manufacturing group. The deferred tax asset for the contributed tax losses is SR 198.4 million at December 31, 2017 compared to SR 138.4 million at December 31, 2016.

As of December 31, 2017, the Company had reversed approximately SR 94.5 million of tax reserves associated with uncertain tax positions in the United States, United Kingdom and Australia accumulated through the 2016 taxable year. The reserves, which included accrued penalty and interest, were addressed through the utilization of the Company’s net operating losses as part of its federal income tax return filings completed prior to December 31, 2017. The SR 94.5 million is reflected as part of the Company’s overall income tax benefit on its 2017 financial statements. The Company’s federal tax payable on its balance sheet, as it relates to the uncertain tax positions, were concurrently reduced to SR nil as of December 31, 2017.

The Company files income tax returns with U.S Federal, state and foreign jurisdictions. Federal income tax returns are generally subject to examination for a period of three years after filing the respective return; state income tax returns are generally subject to examination for a period of three to five years after filing the respective return; however, the state effect of any federal tax return changes remains subject to examination by various states for a period generally of up to one year after formal notification to the state. The statutes of limitations for foreign jurisdictions generally ranges from four to six years, and in the case of deliberate behaviour, the statutes can be extended up to 20 years after filing the respective tax return.

The 2017 Tax Cuts and Jobs Act (“TCJA”) was signed into law in the U.S. on December 22, 2017 and significantly impacts how the U.S. imposes income tax on multinational corporations. The new legislation contains several key tax provisions that impact the Company including a reduction of the corporate income tax rate to 21%, effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring its U.S. deferred tax assets and liabilities as well as the re-measuring of the net realizability of its deferred tax assets and liabilities. In December, 2017, the SEC staff in the U.S. issued Staff Accounting Bulletin 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows companies to record provisional amounts during a re-measurement period not to extend beyond one year of the enactment date. In early January, 2018, the Financial Accounting Standards Board acknowledged that the SEC staff would not object to a foreign private issuer reporting under IFRS applying the 12-month provisional measurement period for the purpose of completing the accounting requirements for the income tax effects of U.S. tax reform under International Accounting Standards (IAS) 12. Therefore, the Company intends to follow the principles of SAB 118 in accounting for the impact of TCJA. Since TCJA was enacted late in the fourth quarter of 2017, the Company considers its analysis of items related to TCJA incomplete as of December 31, 2017 and the Company expects to complete its analysis within the measurement period in accordance with SAB 118.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

15   ZAKAT AND INCOME TAX (continued)

The U.S. Department of Treasury has broad authority to issue regulations and interpretive guidance that may significantly impact how the Company will apply the law and impact results of operations in the period of issuance. TCJA requires complex computations not previously required under U.S. tax law. This creates uncertainty in the application of accounting principles in these areas. In addition, TCJA requires accumulation of information not previously undertaken or produced. Therefore, as additional regulatory guidance is issued, as accounting treatment is clarified, as additional analysis is undertaken based on newly accumulated information and all is applied against the Company’s results from operations, the Company may find the need to refine estimates in calculating the effects of TCJA. The final analysis, which will be recorded in the period completed, may be different from the Company’s current provisional amounts and could materially affect the Company’s tax obligations and effective tax rate.

Changes in the tax laws of foreign jurisdictions could arise as a result of the base erosion and profit shifting (BEPS) project being undertaken by the Organization for Economic Co-operation and Development (OECD) as well as the EU Anti-Tax Avoidance Package. The OECD, which represents a coalition of member countries, has concluded changes to numerous long-standing tax principles. These changes will increase the compliance burden within the adopting jurisdictions, may increase tax uncertainty and may adversely affect our provision for income taxes.

The BEPS Action Plan adopted by the OECD and G20 countries in 2013 recognizes that enhancing transparency for tax administrations by providing them adequate information to assess high-level transfer pricing and other BEPS-related risks is a crucial aspect for tackling the BEPS problem. The BEPS Action 13 report provides a template for multinational enterprises to report annually and for each tax jurisdiction in which they do business the financial and other information requested within the “Country-by-Country” (CbC) Report. The Company filed its CbC Report in the jurisdiction of its wholly-owned subsidiary Cristal Inorganic Chemicals Cöoperatief W.A. (The Netherlands) prior to December 31, 2017. As of December 31, 2017, the Company was monitoring the other jurisdictions where it conducts business to obtain confirmation that the report in their jurisdiction had been filed.

There are no income tax consequences attached to the payment of dividends in 2017 by the CIC group to its shareholders.

Cash paid for taxes during the years ended December 31, 2017 and 2016 was SR 9.4 million and SR 18.0 million, respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

15   ZAKAT AND INCOME TAX (continued)

The movement in the net zakat debtor was as follows:

	2017 SR ’000	2016 SR ’000
Opening balance, net debtor/(creditor)	6,933	47,177
Paid	—	—
Current year provison benefit/(expense)	(3,750)	(3,749)
Adjustment relating to prior years	—	(36,495)
Closing balance, net debtor/(creditor)	3,183	6,933

Status of zakat assessments

During 2012, the Company settled zakat for 2011 amounting to SR 53.6 million under appeal since it believes that zakat should be calculated on the zakat base and not on the adjusted zakatable profit, which was higher than the zakat base. Management do not agree to the aforementioned zakat basis, and fully expect that it will prevail in its appeal.

The Company has finalized its zakat assessments with the General Authority of zakat and Tax (GAZT) for all years up to 2008.

During 2013, the Company received assessments for the years 2009 to 2011, whereby the GAZT claimed additional zakat of SR 73 million. The Company has objected against the assessments and in 2016 an estimated zakat provision for the years 2009 to 2011 was charged by the Company with the objection still under review by the GAZT.

The zakat declarations for the years 2012 to 2016 are submitted and currently under review by the GAZT.

16	EXPLORATION AND EVALUATION COSTS
	2017 SR ’000	2016 SR ’000
Cost
Opening balance	415,175	242,505
Additions	7,718	5,213
Transfers	(32,541)	170,600
Foreign currency movements	15,865	(3,143)
Closing balance	406,217	415,175
Accumulated Impairment Charges
Opening balance	(22,838)	(12,690)
Additions	—	—
Transfers	—	(5,909)
Write of exploration	(7,092)	(4,564)
Foreign currency movements	(1,602)	325
Closing balance	(31,532)	(22,838)
Net Book Value	374,685	392,337

The ultimate recoupment of costs carried forward as exploration and evaluation assets is dependent upon the successful development and commercial exploitation or alternatively, sale of the respective areas of interest.

The Company annually reviews tenements under exploration as to potential recoupment of costs. At times, a tenement previously assessed to have a “low” likelihood of recoupment of costs may be reassessed to a “medium” likelihood thereby creating a reversal of previous impairment losses.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

17	OTHER ASSETS
	2017 SR ’000	2016 SR ’000
Employee benefits asset	74,007	24,665
Prepaid bank fees	4,603	464
Prepayments and other receivables	39,074	68,547
	117,684	93,676
18	ACCOUNTS PAYABLE AND ACCRUALS
	2017 SR ’000	2016 SR ’000
Trade accounts payable	900,891	1,057,287
VAT and other taxes payable	158,192	198,699
Interest accrual	67,805	61,609
Payroll and benefits	228,804	189,824
Other	165,395	146,481
	1,521,087	1,653,900

19   PROVISIONS

	Current		Non Current
	2017 SR ’000	2016 SR ’000	2017 SR ’000	2016 SR ’000
Product sales rebates	134,472	115,495	—	—
Restructuring	2,193	4,520	9,878	82,047
Asset retirement obligation	12,076	2,255	309,691	131,677
Environmental accrual	12,003	17,229	66,952	151,681
Legal and other reserves	8,811	—	17,911	—
	169,555	139,499	404,432	365,405
	Product sales rebate SR ’000	Restructuring SR ’000	Asset retirement obligation SR ’000	Environmental SR ’000	Legal and other SR ’000
Balance at January 1, 2016	141,280	57,345	91,031	151,329	—
Additions	157,169	30,940	41,148	30,591	—
Reductions/payments	(179,888)	(6,579)	(6,219)	(16,418)	—
Foreign currency movements	833	(338)	10,403	(433)	—
Adjustments/other	(3,899)	5,199	(2,431)	3,841	—
Balance at December 31, 2016	115,495	86,567	133,932	168,910	—
Additions	142,079	3,072	28,499	3,387	10,382
Reductions/payments	(124,111)	(4,831)	(22,206)	(2,242)	(11,750)
Foreign currency movements	427	1,075	3,629	6,366	572
Adjustments/other	582	(73,812)	177,913	(97,466)	27,518
Balance at December 31, 2017	134,472	12,071	321,767	78,955	26,722

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

19   PROVISIONS  (continued)

Product sales rebate

The product sales rebates provision represents the amount due to customers from volume sales rebate agreements. Throughout a financial period these rebate provisions are calculated based on amounts specified in the rebate agreements and management’s estimates of the volume of sales that will be made. At the end of the year these amounts are recalculated based on the known volume of sales.

Restructuring

Le Havre

A restructuring reserve was raised as part of the purchase accounting in the 2007 accounts to cover the costs of closure of the Le Havre Plant in France except for the costs associated with the dismantling and environmental clean up of the Le Havre Plant. These costs are included in asset retirement obligations. All costs relating to the closure have been charged to this provision after the plant ceased operations at the end of March 2008. The total restructuring reserve and asset retirement obligation for Le Havre is monitored closely and revised as current information with more precise costs becomes available.

HPP finishing section

The finishing section of HPP was closed in April 2011 following the formal closure of the base pigment manufacturing section of the plant in 2010. The finishing section was closed as the Company made the judgment that continuing to operate the plant was no longer cost effective. All costs relating to the closure have been charged to this provision. The largest remaining portion ($20.0 million) of the restructuring reserve is environmental remediation costs based upon management’s best information at this time. The total restructuring reserve is monitored closely and revised as current information with more precise costs becomes available.

Asset retirement obligation

Rehabilitation and mine closure

Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going revegetation programmes. Rehabilitation and mine closure costs are provided for at the present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in the present value of the provision at the end of the reporting period. The cost of rehabilitation and mine closure is capitalised as property, plant and equipment to the extent it gives rise to future economic benefits.

Other

The provision for asset retirement costs for certain facilities and landfills owned and/or operated by the Company is based on the Company’s historical experience. The provision estimates the future costs and discounts the amounts to present value using the same discount rate as used for asset impairment testing (note 9). The provisions are reviewed on an annual basis. Revisions to the provision could occur due to changes in the estimated retirement costs or useful lives, additional assets that require future decommissioning and new or revised governmental regulations.

Environmental remediation

The provision for the environmental remediation represents management’s best estimate of the future outflow of economic benefits for the remediation costs associated with operating the various manufacturing facilities around the world. Changes to regulatory agencies, development of new remediation technology and future investigation could impact the provision. However, management is unaware of any significant changes and believes the current recorded liability is sufficient.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

20   EMPLOYEE BENEFITS

Defined Contribution plans

Some of the Group’s overseas subsidiaries sponsor defined contribution plans for all qualifying employees in each of their manufacturing regions. The assets of the plans are held under the control of trustees, separately from the assets of the subsidiaries. Participants are fully vested in the Group’s contribution.

The total expense recognized in the consolidated statement of profit and loss for the years ended 31 December 2017 and 2016 are SR 49.66 million and SR 45.71 million respectively, represents the contributions earned by the participants at rates specified in the rules of the plans.

Defined benefit plans

The Group has defined benefit pension and end of service plans for its employees in accordance with the local regulations in many regions where the Group operates and where the companies are located including Kingdom of Saudi Arabia. These plans cover 760 employees. End of service benefits are based on years of service and reason for leaving and are funded through general assets of Cristal.

Some of the overseas subsidiaries also sponsor defined pension benefit pension plans in each of the following manufacturing regions: US, Australia, United Kingdom and France. Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions. The funding of these plans is consistent with local requirements in the countries of establishment. There are two U.S. plans covering 1,434 represented and non-represented employees, including 687 represented and non-represented active employees. The Australian plan is frozen to new hires and covers 76 employees. The United Kingdom plan is frozen to future accrual and covers 839 members. The French plan covers 242 active employees. Cristal also provides retirement benefits through various insurance contracts to fewer than 30 employees in continental Europe. Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions. Cristal funds its non-U.S. and U.S. plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. In the United Kingdom, a Trustee board provides governance to the scheme. The current Trustee board is comprised of 6 members who cover a broad range of appropriate skill sets. The Supplemental Executive Retirement Plan (“SERP”) and Permanent Transfer Plan (“TERP”) are funded through general assets of Cristal.

The measurement date of all benefits obligations and plan assets is December 31. The present values of the defined benefit obligation, and the related current service cost and past service cost were measured using the projected unit credit method. The plans are exposed to a number of risks including:

•	Investment risk: movement of discount rate used (high quality corporate bonds denominated in the same currency as the post-employment benefit obligations) against the return from plan assets
•	Interest rate risk: decreases/increases in the discount rate used (high quality corporate bonds will increase/decrease the defined benefit obligation
•	Longevity risk: changes in the estimation of mortality rates of current and former employees
•	Salary risk: increases in future salaries increase the gross defined benefit obligation.

In addition, Cristal sponsors postretirement benefit plans other than the pension for U.S. employees, which provide medical insurance to most employees and their dependents and life insurance to specific groups of employees. Net other postretirement benefit costs for the years ended December 31, 2017 and 2016 were SR 1.46 million and SR 1.55 million respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

20   EMPLOYEE BENEFITS (continued)

Amount of benefits recognized as an expense

The amount recognized in consolidated statement of profit and loss in respect of these defined benefit plans is as follows:

	2017 SR ’000	2016 SR ’000
Service cost:
Current service cost	37,119	45,633
Past service cost	4,376	3,588
Net interest expense	9,940	8,889
Net periodic benefit cost	51,435	58,110

Amount of benefits recognized in comprehensive income

The amount recognized in consolidated comprehensive income in respect of these defined benefit plans is as follows:

	2017 SR ’000	2016 SR ’000
Remeasurement on the net defined liability:
Return on plan assets	66,793	116,341
Actuarial gains from changes in demographic assumptions	22,947	22,689
Actuarial losses from changes in financial assumptions	(8,357)	(108,615)
Actuarial (losses) gains from experience adjustments	6,218	15,885
Components of defined benefit costs recognized	87,601	46,300

Movements in defined benefit obligation and plan assets

Movements in the present value of defined benefit obligations and related plan assets are as follows:

	2017 SR ’000	2016 SR ’000
Benefit Obligation, January 1	1,444,251	1,495,186
Transfer of liability to AMIC	—	(8,000)
Benefit Obligation, January 1 Restated	1,444,251	1,487,186
Service cost	33,140	42,425
Interest cost	49,833	54,977
Plan amendments	4,376	329
Actuarial gain (loss)
From changes in demographic assumptions	(22,254)	(22,357)
From changes in financial assumptions	9,143	119,496
From experience adjustments	(6,380)	(16,019)
Benefits paid	(95,414)	(116,836)
Foreign exchange effects	62,877	(104,950)
Benefit obligation, December 31	1,479,572	1,444,251

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

20   EMPLOYEE BENEFITS (continued)

	2017 SR ’000	2016 SR ’000
Change in plan assets
Beginning of the year	1,240,908	1,261,676
Expected return on plan assets	66,854	125,090
Interest income on plan assets	39,892	46,088
Expected administrative expenses	(4,636)	(4,911)
Company contributions	25,816	29,593
Member contributions	995	1,007
Benefits paid	(89,714)	(111,336)
Foreign exchange effects	63,961	(106,299)
Fair value of plan assets, December 31	1,344,076	1,240,908
Funded status, December 31	(135,496)	(203,343)
	2017 SR ’000	2016 SR ’000
Present value of funded defined benefit obligation	(1,479,572)	(1,444,251)
Fair value of plan assets	1,344,076	1,240,908
(Surplus) / Deficit	(135,496)	(203,343)

For funded pension plans in a surplus position, related assets are shown under non-current assets.

Significant assumptions

The significant assumptions used in determining defined benefit obligations are as follows:

	2017	2016
Discount rates %	2.55 - 4.95	2.60 - 5.25
Rate of compensation increase %	3.00 - 5.20	3.00 - 5.50
Average longevity at valuation date for current pensioners (years)
Males	11.64	11.97
Females	13.36	13.99
Average longevity at valuation date for current employees (years)
Males	29.85	30.56
Females	34.07	34.45
Average longevity at valuation date for terminated vested employees (years)
Males	26.46	26.90
Females	29.68	29.52

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. These assumptions translate into an average life expectancy in years for pensioner retiring at age 65 outside of KSA and at age 60 in the Kingdom.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

20   EMPLOYEE BENEFITS (continued)

A quantitative sensitivity analysis for significant assumption on the defined benefit obligation as at 31 December 2017 and 31 December 2016 is, as shown below:

The sensitivity analyses have been determined based on a method that extrapolates the impact on the defined benefit obligation as a result of reasonable changes in key assumptions occurring at the end of the reporting period. It is based on a change in a significant assumption, keeping all other assumptions constant and may not be representative of an actual change in the defined benefit obligation as it is unlikely that changes in assumptions would occur in isolation of one another. The same method has been applied for the sensitivity analysis as when calculating the recognized pension liability.

	2017 SR ’000	2016 SR ’000
Discount rate is 100 basis points higher, the DBO would decrease by:	153,851	163,207
Discount rate is 100 basis points lower, the DBO would increase by:	189,014	201,536

Expected Salary Growth increases by 1%, the DBO would increase by:	35,738	37,192
Expected Salary Growth decreases by 1%, the DBO would decrease by:	31,785	33,278

Life expectancy increases by 1 year, the DBO would increase by:	32,089	33,569
Life expectancy decreases by 1 year, the DBO would decrease by:	31,898	33,631

Expected Inflation Rate increases by 1%, the DBO would increase by:	54,463	51,080
Expected Inflation Rate decreases by 1%, the DBO would decrease by:	55,781	62,430

The average duration of the benefit obligation is 14.67 years for active participants; 9.30 years for in-pay participants; and 17.69 years for terminated vested participants.

The average duration of the post retirement benefit obligation is 13.08 years for active participants; and 8.08 years for in-pay participants.

The major categories of plan assets at the reporting date for each asset category at 31 December 2017 and 31 December 2016 is, as shown below:

	Fair Value of plan assets
	2017 SR ’000	2016 SR ’000
Asset Category
Debt instruments	552,655	476,454
Insurance contracts	364,000	356,577
Equity instruments	355,907	330,884
Cash & cash equivalents	26,301	44,304
Diversified growth	36,393	24,234
Property	8,820	8,455
	1,344,076	1,240,908

The fair values of the above equity and debt instruments are determined based on quoted market prices in active markets whereas the fair value of properties and derivatives are not based on quoted market prices in active markets.

Cristal expects to contribute approximately SR 89.70 million to its defined benefit plans during 2018.

Investments are diversified within asset classes with the intent to minimize the risk of large losses to the Plans. The U.S. portfolio is composed of mutual funds and other pooled asset portfolios that are managed in accordance with the diversification and industry concentration restrictions set forth in the Investment Company Act of 1940, as

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

20   EMPLOYEE BENEFITS (continued)

amended (the “1940 Act”). Pursuant to the provisions of the 1940 Act, a mutual fund may not, with respect to 75% of its assets, (i) purchase securities of any issuer (except securities issued or guaranteed by the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of its total assets would be invested in the securities of such issuer, or (ii) acquire more than 10% of the outstanding securities of any one issuer. In addition, no mutual fund may purchase any securities which would cause more than 25% of its total assets to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in securities issued or guaranteed by the United States Government, its agencies or instrumentalities. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligations.

Movements in the present value of other postretirement benefit obligations and related plan assets for 2017 and 2016 is, as shown below:

	2017 SR ’000	2016 SR ’000
Change in benefit obligation
Beginning balance	27,514	27,269
Service Cost	435	480
Interest cost on obligation	1,026	1,072
Actuarial gain
From changes in demographic assumptions	(492)	(808)
From changes in financial assumptions	2,042	306
Benefits paid	(720)	(805)
Benefit obligation, December 31	29,805	27,514
Change in plan assets
Beginning balance	—	—
Employer contributions	720	805
Benefits paid	(720)	(805)
Fair value of plan assets, December 31	—	—
Funded status, December 31	(29,805)	(27,514)
Amounts recognized in the Consolidated Balance
Sheet consisted of
Other postretirement liability, current	(1,838)	(1,725)
Other postretirement liability, non-current	(27,967)	(25,789)
Funded status, December 31	(29,805)	27,514

Due to the fixed company-provided subsidy, there is no assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2017. A 1% increase or decrease in the assumed health care cost trend rates or the life expectancies in each year would not have a material effect on the accumulated other postretirement benefit liability as of December 31, 2017 and would not have a material effect on the aggregate service and interest components of the net periodic other postretirement benefit cost for the year then ended. If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by SR 2.84 million for 2017 and SR 2.61 million for 2016 and increase by SR 3.43 million and SR 3.15 million for 2017 and 2016, respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

21	SHORT TERM LOANS

The Parent Company has credit facilities from several banks for bank overdraft, short-term debt, letters of credit and guarantee, documentary credits, clean import loan and forward foreign exchange transactions. The Parent Company has finalized the re-financing of its credit facilities from several banks. The new facility is a long term agreement with no repayments of principal for the first 3 years of the term. These balances have been moved to long term debt with effect from September 2016. The following amounts in Subsidiaries were outstanding:

	2017 SR ’000	2016 SR ’000
China mortgage loan	11,517	10,791
United States of America insurance premium financing	5,923	5,812
Brazil ore financing	—	46,614
	17,440	63,217

China Mortgage Loan

On 6 July 2017 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a SR 11.5 million (CNY 20 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan matures on 5 July 2018.

The Bank has a mortgage over the real estate and plant, machinery and equipment of Jiang Xi Tikon Titanium Products Co. Ltd.

Cristal Brazil Ore Financing

The Company has executed ore financing arrangements through its Brazil entity, Cristal Pigmentos do Brasil SA, totalling SR nil and SR 46.5 million as of December 31, 2017 and 2016, respectively. All of the ore financings that were outstanding at the end of 2016 were subsequently paid off in January 2017. These financing arrangements provide the Company the ability to purchase ore for its Brazil operations with extended payment terms. The bank pays the vendor based on the established payment terms (typically 45 or 60 days from invoice date), while the Company is permitted to pay the bank the principal along with interest up to one year from the date of the invoice.

Insurance Premium Financing

The Company financed its global insurance program for the renewal years starting May 15, 2017 and 2016 through AFCO Credit Corporation. This global program includes the following insurance lines: property, global liability, environmental, automobile, workers compensation, fiduciary, and travel. The amount of the insurance program that was financed totalled SR 19.5 million for the 2017 renewal compared to a financed amount of SR 19.1 million for the 2016 renewal.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

22   LONG TERM LOANS

	2017 SR ’000	2016 SR ’000
Parent Company	6,720,529	6,838,012
Subsidiaries	262	218,968
	6,720,791	7,056,980

Parent Company

	2017 SR ’000	2016 SR ’000
SIDF bridge facility	608,129	608,129
Syndicated bank debt	6,157,221	6,273,911
Less: unamortised deferred financing costs	(44,821)	(44,028)
	6,720,529	6,838,012
Less: current portion	—	—
	6,720,529	6,838,012

Subsidiaries

	2017 SR ’000	2016 SR ’000
ABL credit facility	—	142,595
UK credit facility	—	120,313
China mortgage loan	80,618	75,536
France debt	262	229
	80,880	338,673
Less: current portion	(80,618)	(119,705)
	262	218,968

Details of the loans are as follows:

Parent Company:

Syndicated Bank Debt

On 21 September 2016, the Parent Company executed a common terms agreement with Banque Saudi Fransi as the global facilities agent, pursuant to which the Parent Company refinanced certain of its existing long-term and short-term liabilities. The refinancing facilities are made available to the Parent Company solely in Saudi Riyals by a syndicate of Saudi Arabian and international banks, are structured on a Shari’ah-compliant basis and aggregate SR 6.1627 billion (2016: SR 6.27 billion). The facilities mature on 21 September 2019, however, the Parent Company has the option to exercise two one-year extension options (subject to, amongst other things, repayment or cancellation of a minimum amount of the facilities). The facilities are split into two tranches which carry a different profit (interest) rate. Although the facilities are uncollateralized, the tranche carrying the lower profit (interest) rate (which tranche represents 793% of the aggregate refinancing facilities) benefits from Tasnee’s corporate support. The Parent Company has the ability to prepay or cancel the refinancing facilities without penalty or premium.

Commencing from 31 December 2018 only, the refinancing facilities require the testing of certain financial covenants based on: (a) cash flow to debt service; and (b) EBITDA to profit (interest) charges.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

22   LONG TERM LOANS  (continued)

SIDF Bridge Facility

Long term debt includes SAR 608.1 million (2016: SAR 608.1 million) of SIDF bridge facility obtained from a local bank related to the Slagger project in Jazan. The facility is payable upon drawdown of the remaining SIDF facility. The SIDF facility has been novated to AMIC by SIDF and was therefore transferred to AMIC in 2016.

Subsidiaries:

ABL Credit Facility

On 18 March 2014, CIC executed a SR 938 million Asset Based Lending Credit Facility (ABL Credit Facility), with Wells Fargo Bank N.A. as the Lead Bank, through two of its wholly owned subsidiaries: Cristal USA Inc. and Cristal Inorganic Chemicals Switzerland Limited. The ABL Credit Facility matures on 18 March, 2019 and is collateralized by Cristal USA’s finished goods and ore inventory and CIC Switzerland Limited’s external accounts receivable. The ABL Credit Facility also provides the ability to issue SR 187.5 million ($50 million) of standby letters of credit. The Company has the ability to terminate this agreement with no prepayment penalties.

An amendment was completed on 31 March 2017, adding Cristal International BV as an additional borrower on the credit facility with this entity’s external accounts receivable as collateral. This amendment was performed to support the transition of our principal sales entity from CIC Switzerland to Cristal International BV. Effective at the end of 2017, CIC Switzerland will be removed as a borrower on the ABL credit facility.

CIC has the ability to borrow funds in US Dollars, Euros, Sterling, or other currencies that are approved by the administrative agent and the lenders. As of 31 December 2017, there were no amounts drawn in any currency. There are currently SR 32.6 million (2006: SR 32.6 million) in letters of credit outstanding on the facility.

The ABL Credit Facility does not require the testing of financial covenants unless the CIC is in a Compliance Period where the unutilized portion of the facility is less than fifteen percent (15%) of the maximum available credit. The Company was not in a Compliance Period as at 31 December 2017 and 31 December 2016.

UK Credit Facility

On 30 June 2015, Cristal Pigment UK Limited, a subsidiary company executed a SR 375 million ($100 million) Credit Facility (UK Credit Facility) with Emirates Bank NBD PJSC, London Branch through its entity domiciled in the United Kingdom, Cristal Pigment UK Limited, as Lender, and Cristal Inorganic Chemicals Netherlands Cöoperatief W.A., as Guarantor. The UK facility matures on 30 June 2018, however, the Company has the ability to execute an additional one year option. We are currently in negotiations with Emirates to extend the facility for an additional year. The Company has the option to execute a final extension of year until 30 June 2019. The UK Credit Facility is collateralized by Cristal Pigment UK Limited’s finished goods and ore inventory. The Company has the ability to terminate this agreement with no prepayment penalties.

Cristal Pigment UK Limited has the ability to borrow funds in US dollars, Euros, or Sterling. All amounts drawn under the UK Credit Facility were denominated in US dollars and Sterling during 2017 and 2016.

The UK Facility has one financial covenant requirement based on tangible net worth. Tangible net worth must be equal to or exceed $700 million at the Guarantor level at the end of each quarter. The Company was in compliance with this covenant at the end of 2017 and 2016.

China Mortgage Loan

On 15 June 2015 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a SR 40.3 million (CNY 70 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan matures on 14 June 2018.

On 26 June 2015 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a second SR 40.3 million (CNY 70 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan matures on 25 June 2018.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

22   LONG TERM LOANS  (continued)

The Bank has a mortgage over the real estate and plant, machinery and equipment of Jiang Xi Tikon Titanium Products Co. Ltd.

23	OTHER LIABILITIES
	2017 SR ’000	2016 SR ’000
Interest rate swap	6,619	18,786
Other	47,838	110,741
	54,457	129,527
24	CAPITAL

The capital of the Parent Company is divided into 47,250,000 shares of SR 50 each (2016: 47,250,000 shares of SR 50 each) and held by the following shareholders’:

	2017	2016
National Industrialization Company (TASNEE)	79%	79%
Gulf Investment Corporation	20%	20%
Dr. Talal Al Shair	1%	1%
25	STATUTORY RESERVE

In accordance with the Articles of Association of the Company, the Company must set aside 10% of its net income in each year as statutory reserve until the reserve equals 50% of the capital. The reserve is not available for distribution.

26	CAPITAL CONTRIBUTION

The Company received interest free shareholder loans as detailed below. The loan advances were discounted to fair value using a market rate of interest with the interest free benefit being recorded as a deemed capital contribution. The interest payable is recorded for the term of the loan.

	Total loan advance SR ’000	Fair value of loan SR ’000	Deemed capital contribution SR ’000
Balance at January 1, 2016 Additions			100,578
Gulf Investment Corporation	75,000	(47,974)	27,026
National Industrialization Company (TASNEE)	311,268	(199,468)	111,800
Balance at December 31, 2016			239,404
Additions
Gulf Investment Corporation	37,500	(24,317)	13,183
National Industrialization Company (TASNEE)	150,000	(97,267)	52,733
Balance at December 31, 2017			305,320

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

27	NON-CONTROLLING INTEREST

The movements in non-controlling interest are as follows:

	2017 SR ’000	2016 SR ’000
Opening balance	109,324	68,724
Non-controlling interest share of profit/(loss)	27,630	25,959
Foreign currency movements	(5,144)	14,641
Closing balance	131,810	109,324
28	LEASE COMMITMENTS

The Company leases various facilities, equipment and automobiles under non-cancellable operating lease agreements that vary in length at inception from one to twenty years. Leases for office and research space contain renewal options that, if exercised, could extend the leases in additional five year increments. The leases may contain an option to purchase the asset at fair market value at the end of the lease period. The future minimum lease payments under non- cancellable lease for the next five years and thereafter are summarized as follows:

	2017 SR ’000	2016 SR ’000
One year or less	107,170	88,049
More than a year and less than five years	133,254	158,687
Five years or greater	19,590	14,520
	260,014	261,256

Lease payments recognised as an expense for the year were SR 85.5 million (2016: SR 93.7 million). The Company did not have any sublease income for the year (2016: SR nil).

29   COMMITMENTS AND CONTINGENCIES

Commitments

The Company has various agreements for the purchase of ore used in the production of TiO2 and other products along with certain other agreements to purchase raw materials and utilities with varying terms that extend beyond one year. The Company’s non-cancellable ore and utility purchase commitments for the next five years and thereafter are summarized as follows:

	2017 SR ’000	2016 SR ’000
One year or less	1,412,659	860,846
More than a year and less than five years	902,125	266,284
Five years or greater	137,443	108,629
	2,452,227	1,235,759

Payments recognised as expense were as follows:

	2017 SR ’000	2016 SR ’000
Ore	1,362,267	1,015,243
Other	266,531	202,602
	1,628,798	1,217,845

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

29   COMMITMENTS AND CONTINGENCIES (continued)

Contingent liabilities

Under the terms of a Deed of Cross Guarantee, Cristal Australia Pty Ltd has guaranteed the repayment of all current and future creditors of various of its subsidiaries in the event any of the controlled entities party to the Deed are wound up.

30	SEGMENT INFORMATION

Sales by geographic location determined by the location of customers were as follows:

	2017 SR ’000	2016 SR ’000
United States of America	1,607,014	1,378,670
China	690,462	488,307
Brazil	626,326	546,780
Germany	520,031	444,171
France	366,024	296,497
Kingdom of Saudi Arabia	363,515	261,747
India	311,087	249,662
Italy	207,875	159,664
Australia	198,664	155,630
South Korea	197,662	174,597
Canada	185,472	130,308
Thailand	159,811	146,186
Mexico	157,581	134,216
United Kingdom	155,193	143,086
Spain	153,776	162,547
Other	2,135,105	1,635,388
	8,035,598	6,507,456

No customer accounted for more than 10% of sales during the years ended December 31, 2017 and 2016.

Non-current operating assets by geographic location consist were as follows:

	2017 SR ’000	2016 SR ’000
United States of America	2,253,742	2,285,831
United Kingdom	510,706	442,977
Australia	2,281,456	2,237,769
France	405,384	355,865
Kingdom of Saudi Arabia	2,619,855	3,683,400
China	189,558	186,077
All other countries	273,955	312,468
	8,534,656	9,504,387

Non-current operating assets for this purpose consist of property, plant and equipment, intangible assets, exploration and evaluation, goodwill, and other assets, excluding pension assets.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

31	SALES
	2017 SR ’000	2016 SR ’000
Pigments and titanium derivatives	7,290,084	5,999,266
Mine revenue	727,920	494,619
Other	17,594	13,571
	8,035,598	6,507,456
32	NATURE OF EXPENSES

Included within the categories on the Consolidated Statements of Profit or Loss which are categorized by function are the following expenses:

	2017 SR ’000	2016 SR ’000
Employee costs	1,303,943	1,274,663
Depreciation	600,451	622,425
Amortization	34,052	36,322
33	OTHER INCOME / (EXPENSES), NET
	2017 SR ’000	2016 SR ’000
Gains/(losses) on derivative financial instruments	(29,809)	(6,078)
Foreign exchange gains/(losses)	11,391	(1,395)
Legal settlements	44,572	24,376
Other	7,242	(23,732)
	33,396	(6,829)
34	IMPAIRMENT OF ASSETS
	2017 SR ’000	2016 SR ’000
Impairment of other intangible assets (note 14)	28,950	—
Impairment of property, plant and equipment (note 11)	86,037	9,895
	114,987	9,895

35   FINANCIAL INSTRUMENTS AND DERIVATIVES

Foreign exchange risk management

Management has considered the possibility of greater than expected budgeted increases / decreases in foreign exchange rates. The Company is exposed to certain transactions in foreign currencies due to exchange rate fluctuations. The Company forecasts that it will have Euro (“EUR”)-denominated revenue and Sterling (”GBP”) and Australian Dollar (“AUD”)-denominated purchases and is exposed to variability in forecasted Saudi Arabian Riyal (“SAR”) cash flows, as a result of foreign currency movements between the EUR, GBP, AUD and the SAR via US Dollar (“USD”) functional consolidated subsidiaries.

The Company executed 6 currency forward contracts in 2017 (2016: 19) to reduce the variability in its functional currency-equivalent cash flows, due to changes in exchange rates on its forecasted non-functional currency sales and purchases. The sales exposure was covered by selling the non-functional currency sales forward against the Company’s functional currency and the purchase exposure was covered by selling the non-functional purchase forward against the Company’s functional currency.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

35   FINANCIAL INSTRUMENTS AND DERIVATIVES (continued)

During 2017, the Company entered into 12 (2016: 12), one month rolling forward currency swaps to hedge the EUR net monetary asset exposure in CIC Switzerland and Cristal International BV. This currency forward contract is not designated as a cash flow, fair value or net investment hedge. The net realized impact in the Statement of Profit or Loss was a loss of SR 17.2 million (2016: gain of SR 6.7 million).

The Company has structured all outstanding currency forward contracts, except the currency swaps mentioned above, as effective cash flow hedges. The total notional amount of all outstanding currency contracts as of December 31, 2017 was 35 million currency EUR swaps (35.0 million currency EUR swaps as of December 31, 2016). Due to there being no outstanding currency forward contracts designated as cash flow hedges as of December 31, 2017 and December 31, 2016, there is no gain or loss recorded in the Consolidated Statement of Comprehensive Profit or Loss for either year.

Currency forward contracts with a notional value of 15.0 million EUR and 17.8 million USD matured during 2017 (99.8 million EUR and 183.6 million USD matured during 2016) with a gain of SR 3.0 million and a loss of SR 15.0 million being realized in the Statements of Profit or Loss for the years ended December 31, 2017 and 2016, respectively. The SR 3.0 million realized gain was made up entirely from contracts executed and settled in 2017. The carrying amount of the outstanding currency forward contract is a net asset of SR 0.7 million and SR 0.4 million at December 31, 2017 and 2016, respectively.

Below is a summary of the FX forward contract outstanding as of December 31, 2017:

Notional Amount Outstanding (EUR)	Trade Date	Maturity Date	Forward Rate (USD)
35,000,000	28-Dec-17	31-Jan-18	1.1959
		Maturity less than 1 year		Maturity more than 1 year
		2017	2016	2017	2016
EUR:USD	Notional amount (EUR 000’s)	35,000	35,000	—	—
	Average forward rate	1.1959	1.0554	—	—

Interest rate risk management

The Company is exposed to fluctuations in variable interest rates on its short and long term loans, including its credit facilities referred to in notes 21 and 22. The Company maintains an interest rate risk management strategy that uses derivative instruments such as interest rate swaps to economically convert a portion of its variable rate debt to fixed rate debt. The Company has entered into interest rate derivatives with certain local banks. The fair value amounts of such contracts outstanding was a liability of SR 6.6 million (2016: liability of SR 18.8 million). The Company did not apply hedge accounting to these contracts. The net unrealized gain of SR 12.2 million (2016: gain of SR 15.2 million) relating to these derivatives instruments was recorded in the consolidated statement of profit or loss.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

35   FINANCIAL INSTRUMENTS AND DERIVATIVES (continued)

Below is a summary of the interest rate swaps:

Notional Amount (USD)	Maturity Date	Fixed Rate (Pays)
100,000,000	06-Feb-18	Years 1 to 3 - 0%, Year 4 - 1.75%, Year 5 - 2.25%
50,000,000	06-Feb-19	Years 1 to 3 - 0%, Years 4 to 5 - 2.50%
100,000,000	25-Feb-19	Years 1 to 3 - 0%, Years 4 to 5 - 2.28%
50,000,000	06-Feb-19	2.5000%
	Notional interest amount		Fair value
	2017 USD ’000	2016 USD ’000	2017 SR ’000	2016 SR ’000
Less than 1 year	100,000	—	822	—
More than 1 year	200,000	300,000	5,797	18,786
	300,000	300,000	6,619	18,786

36   FAIR VALUES

The Company has certain assets and liabilities that are required to be measured at fair value on a recurring basis. These assets and liabilities are to be measured using inputs from the three levels of the fair value hierarchy, which are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including the Company’s data.

In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value as of December 31, 2017 and 2016:

2017	Level 1 SR ’000	Level 2 SR ’000	Level 3 SR ’000	Total SR ’000
Marketable securities	6,294	—	—	6,294
Currency forward contracts	—	(604)	—	(604)
Interest rate swaps	—	(6,619)	—	(6,619)
Investment in associate	—	—	514,298	514,298
2016	Level 1 SR ’000	Level 2 SR ’000	Level 3 SR ’000	Total SR ’000
Marketable securities	7,286	—	—	7,286
Currency forward contracts	—	486	—	486
Interest rate swaps	—	(18,786)	—	(18,786)
Investment in associate	—	—	604,318	604,318

The carrying values of financial instruments, including accounts receivable, accounts payable, and short term debt, and short term debt due to Cristal approximate their fair values due to their short-term maturities.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

36   FAIR VALUES (continued)

The Company's fair value of its currency forward contracts is derived from valuation models commonly used for derivatives. Valuation models require a variety of inputs, including contractual terms, market fixed prices, inputs from forward price yield curves, notional quantities, measures of volatility and correlations of such inputs. The Company's derivatives trade in liquid markets whereby model inputs can generally be verified and do not involve significant management judgment.

The Company's fair value of its interest rate swaps is derived from valuations provided by the counterparties providing the instrument. The Company's derivatives trade in liquid markets whereby model inputs can generally be verified and do not involve significant management judgment.

The Company’s fair value of its investment in associate is derived from the cost adjusted by the changes in the Parent Company’s share of net assets of the associate.

The carrying value of short and long term debt recorded within the consolidated balance sheet as of December 31, 2017 and 2016 approximates fair value as the interest rates are variable based upon market indexes.

The fair value of the due to related party long term debt recorded within the consolidated balance sheet as of December 31, 2016 is not materially different from the carrying value based upon an analysis of current market interest rates versus interest rates in the debt agreements.

There were no transfers between levels during 2017 or 2016.

37   RISK MANAGEMENT

Credit risk and concentration of credit risk

Credit risk arises from the possibility of asset impairment occurring because counterparties cannot meet their obligations in transactions involving financial instruments. The Company is exposed to credit risk on cash and cash equivalents, net trade accounts receivables, due from related parties and other assets. The Company has established procedures to manage credit exposure including, credit approvals, credit limits, collateral and guarantee requirements. These procedures are based on the Company's internal guidelines.

Concentration of credit risk indicates the relative sensitivity of the Company’s performance to developments affecting a particular segment of customers.

The Company’s major risk segment is the individual customers which it mitigates through evaluation of credit worthiness. An allowance for potential doubtful receivables is maintained at a level which, in the judgment of management, is adequate to provide for potential losses on delinquent receivables.

The carrying amount of financial assets recorded in the consolidated financial statements, which are net of impairment losses, represents the Company’s maximum exposure to credit risk.

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate because of changes in market interest rates. Floating rate instruments expose the Company to cash flow interest risk, whereas fixed interest rate instruments expose the Company to fair value interest risk. The Company is subject to interest rate risk on its interest bearing liabilities including short and long term loans.

As stated in note 35, as at December 31, 2017, the Company had entered into interest rate swap contracts to hedge its interest rate risk on its syndicated bank debt

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its commitments associated with financial liabilities when they fall due. The Company manages liquidity risk by maintaining adequate reserves, banking facilities and revolving borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

37   RISK MANAGEMENT (continued)

Maturity analysis of financial assets and financial liabilities

The table below shows an analysis of financial assets and financial liabilities analysed according to when they are expected to be recovered or settled.

2017	Within 3 months SR ’000	3-12 months SR ’000	1-5 years SR ’000	Over 5 years SR ’000	No fixed maturity SR ’000	Total SR ’000
Financial assets
Cash and cash equivalents	429,875	—	—	—	—	429,875
Accounts receivable and prepayments	2,016,121	—	—	—	—	2,016,121
Due from related parties	—	228,799	—	—	775,091	1,003,890
Other assets	—	—	43,677	—	—	43,677
	2,445,996	228,799	43,677	—	775,091	3,493,563
Financial liabilities
Accounts payable and accruals	1,521,087	—	—	—	—	1,521,087
Provisions	—	169,555	80,876	323,556	—	573,987
Short term loans	5,923	11,517	—	—	—	17,440
Due to related parties	—	373,252	—	—	1,244,820	1,618,072
Long term loans	—	80,618	6,720,791	—	—	6,801,409
Other liabilities	—	—	54,457	—	—	54,457
	1,527,010	634,942	6,856,124	323,556	1,244,820	10,586,452
2016	Within 3 months SR ’000	3-12 months SR ’000	1-5 years SR ’000	Over 5 years SR ’000	No fixed maturity SR ’000	Total SR ’000
Financial assets
Cash and cash equivalents	436,633	—	—	—	—	436,633
Accounts receivable and prepayments	1,521,084	—	—	—	—	1,521,084
Due from related parties	—	137,500	—	—	762,099	899,599
Other assets	—	—	69,011	—	—	69,011
	1,957,717	137,500	69,011	—	762,099	2,926,327
Financial liabilities
Accounts payable and accruals	1,653,900	—	—	—	—	1,653,900
Provisions	—	139,499	231,473	133,932	—	504,904
Short term loans	21,727	41,490	—	—	—	63,217
Due to related parties	—	260,993	—	—	969,517	1,230,510
Long term loans	—	119,705	7,056,980	—	—	7,176,685
Other liabilities	—	—	129,527	—	129,527	—
	1,675,627	561,687	7,417,980	133,932	969,517	10,758,743

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

37   RISK MANAGEMENT (continued)

Currency risk and sensitivity

Currency risk arises from the possibility that changes in foreign exchange rates will affect the value of the financial assets and liabilities denominated in foreign currencies.

The Company has the following significant financial asset/(liability) exposures, denominated in foreign currency:

	2017	2016
	Millions of foreign currency
Great Britain Pound (GBP)	5.7	(24.4)
Euro (EUR)	29.0	43.3
Australian Dollar (AUD)	(60.5)	(35.2)

The following table demonstrates the sensitivity to a reasonably possible change in GBP to USD, EUR to USD and AUD to USD exchange rates, with all other variables held constant. The impact on the Group’s foreign exchange gain/loss (included in other income, net on the Consolidated Statements of Profit or Loss) is due to changes in the fair value of monetary assets and liabilities including non-designated foreign currency derivatives and embedded derivatives. The impact on the Group’s cash flow hedging reserve (included in the Consolidated Statements of Changes in Equity) is due to changes in the fair value of outstanding currency forward contracts designated as cash flow hedges and net investment hedges. The Group’s exposure to foreign currency changes for all other currencies is not material.

Currency	Change in USD Rate	Effect on foreign exchange gain/(loss)		Effect on cash flow hedging reserve
		2017 SR ’000	2016 SR ’000	2017 SR ’000	2016 SR ’000
GBP:USD	+5%	1,444	(5,636)	—	—
	-5%	(1,444)	5,636	—	—
EUR:USD	+5%	(2,930)	(1,271)	—	—
	-5%	2,930	1,271	—	—
AUD:USD	+5%	(8,858)	(4,762)	—	—
	-5%	8,858	4,762	—	—

The Company’s exposure to foreign exchange risk and its management is described in note 33.

Capital Management

The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximising the return to stakeholders through the optimization of the debt and equity balance. The Group's overall strategy remains unchanged from 2016 to 2017.

The Group's risk management committee reviews the capital structure of the Group on an ongoing basis and decides on a healthy mix of debt and equity structure. The Group defines capital as net equity which includes reserves.

38	COMPARATIVE FIGURES

Certain of the prior period amounts have been reclassified to conform with the presentation in the current period.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
FOR THE YEAR ENDED 31 DECEMBER 2017

39	SALE OF TITANIUM DIOXIDE BUSINESS

On February 21, 2017, Cristal entered into a conditional transaction agreement to sell to Tronox Limited A.C.N. a public limited company registered under the laws of the State of Western Australia and listed on the New York stock exchange (“Tronox”), its domestic and international titanium dioxide (TiO2) business (including but not limited to the sale of (a) all international subsidiaries of Cristal, (b) assets (including the Yanbu plant of Cristal) and liabilities relevant to such business; and (c) contracts, intellectual property and goodwill in respect of such business (the “Cristal Assets”)) in return for US$ 1.673 billon (SR 6.274 billion) cash and 37,580,000 of newly issued Class A shares in Tronox (which represents approximately 24% of the shareholding in Tronox at closing).

The Closing of the transaction is subject to the satisfaction of certain condition precedents including amongst other things, Tronox shareholders’ approval, governmental and regulatory approvals in the relevant jurisdictions and the conclusion of Cristal reorganization.

On October 2, 2017 at a special meeting of the shareholders of Tronox, a resolution was approved to issue 37,580,000 Class A Tronox shares which will form part of the consideration due to Cristal per the above-mentioned agreement. Regulatory approvals from the U.S. Federal Trade Commission (‘FTC’) and the European Commission had not been received at the date of the statement of financial position or at the date of approval of these financial statements.

On December 5, 2017, the FTC issued an administrative complaint challenging the acquisition. The administrative trial is scheduled to begin on May 18, 2018. Furthermore on January 23, 2018 Tronox filed a lawsuit in the United States District Court for the Northern District of Mississippi seeking declaratory and injunctive relief to prevent the FTC from blocking the their proposed acquisition.

On December 20, 2017, Tronox confirmed that the European Commission had initiated a Phase II review of their planned acquisition. The Commission now has up to 90 working days, a period that may be extended or shortened, to make a final decision on whether the proposed transaction would significantly impede effective competition in the European Economic Area.

At the statement of financial position date, Management is of the view that the high probability test of transaction completion as required by IFRS 5: “Non-current Assets Held-for-Sale and Discontinued Operations” before assets and liabilities are reclassified as “held for sale” had not been met due the status of the required regulatory approvals and consequently no reclassification has occurred.

40	EVENTS AFTER THE REPORTING PERIOD

Subsequent to the reporting date, the Company received zakat assessments for the years from 2012 to 2014 claiming additional zakat liability of SR 210 million. The Company is in the process of reviewing and objecting to the basis of this additional zakat liability.

No other events have occurred subsequent to the reporting date and before the issuance of these consolidated financial statements which require adjustment to, or disclosure, in these consolidated financial statements.

41	APPROVAL OF FINANCIAL STATEMENTS

These consolidated financial statements were approved by the Board of the Company on 27 February 2018.